As filed with the Securities and Exchange Commission on April 7, 2014

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	2835	14-1702188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

122 Smith Road
Kinderhook, New York 12106
(518) 758-8158
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melissa A. Waterhouse
Interim Chief Executive Officer and
Chief Financial Officer
122 Smith Road
Kinderhook, New York 12106
(518) 758-8158
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

(212) 451-2300

E-mail: sfeldman@olshanlaw.com

At such time or times after the Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common stock issuable upon conversion of debentures	724,668	(1)	$0.12	(2)	$86,960.16	$11.20
Common stock issuable upon exercise of debenture holder warrants	543,500		$0.14	(3)	$76,090.00	$9.80
Common stock issuable upon exercise of placement agent warrants	75,000		$0.17	(3)	$12,750.00	$1.64
Common stock issuable upon exercise of placement agent warrants	75,000		$0.14	(3)	$10,500.00	$1.35
Common stock issuable upon exercise of warrants issued in connection with loan	300,000		$0.16	(3)	$48,000.00	$6.18
Common stock issuable upon exercise of warrants issued in connection with loan	250,000		$0.14	(3)	$35,000.00	$4.51
Total						$34.68

(1)	Represents the number of shares of common stock issuable upon conversion of $543,500 outstanding under debentures.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the bid and asked price per share of the common stock as quoted on the OTCQB marketplace on April 3, 2014.
(3)	Proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April __, 2014

PROSPECTUS

AMERICAN BIO MEDICA CORPORATION

1,968,168 SHARES OF COMMON STOCK

This prospectus covers a total of up to 1,968,168 shares of common stock of American Bio Medica Corporation, which may be offered from time to time by the selling shareholders named on page 16 of this prospectus. The shares being offered by this prospectus consist of common stock underlying securities issued in our August 2012 and August 2013 15% Subordinated Convertible Debentures Series A (the “Series A Debentures”) private placement extensions, including:

•	up to 724,668 shares issuable upon the conversion of the principal of our Series A Debentures with a maturity date of August 1, 2014 (“Debenture Shares”),

•	up to 543,500 shares issuable upon the exercise (at $0.14) of warrants issued to Debenture Holders with an expiration date of August 1, 2015 (“Holder Shares”),

•	up to 75,000 shares issuable upon the exercise (at $0.17) of placement agent warrants (issued on July 31, 2012) with an expiration date of July 31, 2015 (“2012 Agent Shares”),

•	up to 75,000 shares issuable upon the exercise (at $0.14) of placement agent warrants (issued on October 7, 2013) with an expiration date of August 1, 2016 (“2013 Agent Shares”),

•	up to 300,000 shares issuable upon the exercise (at $0.16) of warrants (issued on August 1, 2012 in connection with a loan) with an expiration date of August 1, 2015 (“2012 Loan Shares”), and

•	up to 250,000 shares issuable upon the exercise (at $0.14) of warrants (issued on October 7, 2013 in connection with a loan) with an expiration date of August 1, 2016 (“2013 Loan Shares”).

We are registering these shares of common stock for resale by the selling shareholders named in this prospectus, or their respective successors and permitted assigns. We will not receive any proceeds from the sale of these shares by the selling shareholders, but we will receive proceeds from the exercise of the warrants, if exercised. These shares are being registered to permit the selling shareholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling shareholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 19.

Our common stock is quoted on the OTCQB marketplace and trades. under the ticker symbol “ABMC.” On April 3, 2014, closing price of our common stock on the OTCQB marketplace was $0.11 per share.

An investment in the shares of our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 6 before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2014.

TABLE OF CONTENTS

PROSPECTUS	1

NOTE ON FORWARD-LOOKING STATEMENTS	2

PROSPECTUS SUMMARY	3

RISK FACTORS	8

USE OF PROCEEDS	17

PLAN OF DISTRIBUTION	20

DESCRIPTION OF SECURITIES, DILUTION AND SECURITIES WE MAY OFFER	21

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY	23

MANAGEMENT	24

EXECUTIVE COMPENSATION	25

CORPORATE GOVERNANCE	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40

TRANSACTIONS WITH RELATED PERSONS	41

LEGAL MATTERS	42

EXPERTS	42

WHERE YOU CAN FIND ADDITIONAL INFORMATION	42

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	42

You should only rely on the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

This prospectus may contain, or may incorporate by reference, trademarks, tradenames, service marks and service names of American Bio Medica Corporation and other companies.

NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, the matters discussed in this prospectus or otherwise incorporated by reference into this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. The underlying information and expectations are likely to change over time. Actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the caption “Risk Factors” and elsewhere in this prospectus. Readers are urged to carefully review and consider the various disclosures made by us in this prospectus that attempt to advise interested parties of the risks and factors that may affect our business. Except as required by federal securities law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our financial statements and the related notes before deciding to invest in our common stock.

References in this prospectus to “ABMC,” “the Company,” “we,” “us” and “our” refer to American Bio Medica Corporation, a New York corporation.

Our Company

We develop, manufacture and sell immunoassay diagnostic test kits, primarily for immediate, point of collection testing (“POCT”) for drugs of abuse in urine and oral fluids (saliva). Our drugs of abuse screening products offer employers, law enforcement, government, health care, laboratory and education professionals, self-contained, cost effective, user friendly screening devices capable of accurately identifying drugs of abuse within minutes.

In addition to the manufacture and sale of drugs of abuse screening products, we provide contract strip manufacturing services for other POCT diagnostic companies. While we do not currently derive a significant portion of our revenues from contract manufacturing, we expect to continue to explore additional applications for our technology and, as a result, contract manufacturing could become a greater portion of our revenues in the future.

Our principal executive offices are located at 122 Smith Road, Kinderhook, New York 12106. Our phone numbers are (800) 227-1243 and (518) 758-8158. Our website address is www.abmc.com.

Our Markets

We have a two-pronged distribution strategy that focuses both on growing business through our direct sales team and with valued third-party distributors. Our direct sales team consists of highly experienced and well-trained sales professionals with drugs of abuse testing experience, and our distributors are unaffiliated entities that resell our POCT products either as a stand-alone product or as part of a service they provide to their customers.

We promote our products through direct mail campaigns, selected advertising, participation at high profile trade shows, use of key point of collection advocate consultants and other marketing activities. We expect to continue to recruit and utilize experienced, valued third-party distributors, in addition to selling directly in our markets and to our key customers.

Our markets are divided into the following segments:

•	Workplace: testing consists of pre-employment test of job applicants, and random, cause and post-accident testing of an employee. Our direct sales team sells our products to the Workplace market. We also have a nationwide network of distributors and administrators of workplace drug testing programs that sell our drugs of abuse product lines in this market.

•	Government: federal, state and county level agencies, including correctional facilities, pretrial agencies, probation, drug courts and parole departments at the federal and state levels and juvenile correctional facilities. Our direct sales team sells our products to the Government market.

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•	Clinical and Pain Management: emergency rooms, physician offices, hospitals and pain clinics and rehabilitation facilities associated with hospitals. Drug testing is performed in this market so healthcare professionals are able to ascertain the drug status of a patient before they administer pharmaceuticals or treatment, and to ascertain that the drugs being prescribed are being taken as directed as part of treatment. Our direct sales team and a number of key distributors sell into this market.

•	International Markets: consists of various markets outside of the United States. Although Workplace testing is not as prevalent outside of the United States, the international Government and Clinical markets are somewhat in concert with their United States counterparts, and roadside testing is more prevalent outside of the United States. We sell in this market through a select network of distributors.

•	Rehabilitation Centers: includes people in treatment for substance abuse. There is a high frequency of testing in this market. Our direct sales team and our network of distributors sell our products in this market.

•	Education: Testing of students in extracurricular activities including athletics, band, choir and other activities. We have not yet focused considerable sales and marketing efforts in the Education market; sales in this market are currently minimal.

Our Manufacturing and Properties

We own our facility in Kinderhook, New York that houses assembly and packaging of our products, in addition to our executive and administrative functions. We manufacture all of our own individual test strips and we manufacture test strips for unaffiliated third parties at our leased research and development and bulk manufacturing facility in Logan Township, New Jersey. An unaffiliated third party manufactures the Rapid Reader products we currently offer and unaffiliated third parties also manufacture the adulteration and alcohol products we offer.

Our Financial Condition

During the year ended December 31, 2013, we sustained a net loss of $788,000 from net sales of $8,894,000, and had net cash provided by operating activities of $9,000. During the year ended December 31, 2012, we sustained a net loss of $1,111,000 from net sales of $9,343,000, and had net cash provided by operating activities of $236,000. At December 31, 2013, we had cash and cash equivalents of $646,000.

Our cash requirements depend on numerous factors, including product development activities, penetration of our core markets and effective management of inventory levels and production levels in response to sales forecasts. We expect to devote capital resources to continue product development and research and development activities. We will examine other growth opportunities including strategic alliances and expect such activities will be funded from existing cash resources, issuance of additional equity or additional borrowings, subject to market and other conditions. Our financial statements for the year ended December 31, 2013 were prepared assuming we will continue as a going concern.

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THE OFFERING

This is an offering of up to 1,968,168 shares of our common stock, of which:

•	up to 724,668 shares are issuable upon the conversion of the principal of our Series A Debentures with a maturity date of August 1, 2014 (“Debenture Shares”),

•	up to 543,500 shares are issuable upon the exercise (at $0.14) of warrants issued to Debenture Holders with an expiration date of August 1, 2015 (“Holder Shares”),

•	up to 75,000 shares are issuable upon the exercise (at $0.17) of placement agent warrants (issued on July 31, 2012) with an expiration date of July 31, 2015 (“2012 Agent Shares”),

•	up to 75,000 shares are issuable upon the exercise (at $0.14) of placement agent warrants (issued on October 7, 2013) with an expiration date of August 1, 2016 (“2013 Agent Shares”),

•	up to 300,000 shares are issuable upon the exercise (at $0.16) of warrants (issued on August 1, 2012 in connection with a loan) with an expiration date of August 1, 2015 (“2012 Loan Shares”), and

•	up to 250,000 shares are issuable upon the exercise (at $0.14) of warrants (issued on October 7, 2013 in connection with a loan) with an expiration date of August 1, 2016 (“2013 Loan Shares”).

All of these securities are being offered by the selling shareholders. We will not receive any proceeds from the sale of these shares by the selling shareholders, but we will receive proceeds from the exercise of the warrants, if exercised.

THE PRIVATE PLACEMENT AND EXTENSIONS

In August 2008, we completed an offering of Series A Debentures and received gross proceeds of $750,000. The net proceeds of the offering of Series A Debentures were $631,000 after $54,000 of placement agent fees and expenses, legal and accounting fees of $63,000 and state filing fees of $2,000. The Series A Debentures were sold pursuant to the exemption from registration afforded by Rule 506 under Regulation D as promulgated by the SEC under the Securities Act and Section 4(2) of the Securities Act.

The Series A Debentures accrued interest at a rate of 10% per annum (payable by us semi-annually). As placement agent, Cantone Research, Inc. (“Cantone”) received a placement agent fee of $52,500, or 7% of the gross principal amount of Series A Debentures sold. In addition, we issued Cantone a warrant to purchase 30,450 shares of our common stock at an exercise price of $0.37 per share and a warrant to purchase 44,550 shares of our common stock at an exercise price of $0.40 per share.

On April 5, 2009, we filed a Form S-3 Registration Statement (File No. 333-158582) related to the Series A Debenture offering that was subsequently amended on May 5, 2009, and declared effective by the SEC on June 10, 2009. The Form S-3 registered the Debenture Shares and the shares issuable upon exercise of the original warrants issued to Cantone.

2012 Series A Debenture Extension

The Series A Debentures matured on August 1, 2012. On July 25, 2012, we entered into another Placement Agent Agreement (the “2012 Agent Agreement”) with Cantone. Under the terms of the 2012 Agent Agreement, Cantone acted as our exclusive placement agent in connection with an amendment of the Series A Debentures. Under the amendment, the term of the Series A Debentures was extended to reflect a due date of August 1, 2013, and the interest rate during the extension period was increased from 10% to 15% per annum, due quarterly in arrears.

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As compensation for their placement agent services, Cantone received a cash fee of 5% of the gross amount of existing Series A Debentures, or $37,500. Cantone also received 1% of the gross amount of Series A Debentures, or $7,500, as a non-accountable expense allowance and we reimbursed Cantone $5,000 in legal fees incurred in connection with the amendment of the Series A Debentures.

The warrants issued to Cantone (in connection with their services as placement agent in the original Series A Debenture financing) were also amended to reflect an exercise price of $0.17 per share and a new term of three years.

On July 30, 2012, we entered into a Bridge Loan Agreement and Note (the “Bridge Loan”) with Cantone Asset Management, LLC (“CAM”). The Bridge Loan was in the amount of $150,000 and was used to pay $100,000 to those holders of Series A Debentures that did not wish to amend and extend the Series A Debentures and $50,000 was used to pay placement agent fees and expenses indicated in the previous paragraph. The maturity date of the Bridge Loan was August 1, 2013, bearing simple interest in advance of 15%. In addition to the interest, on August 8, 2012, we issued CAM 88,235 shares of our common stock (which equaled 10% of the gross amount of existing Series A Debentures, or $15,000 using a value of $0.17 per share).

On July 31, 2012, we entered into an Agreement to the Series A Debenture (the “Series A Debenture Amendment”) with 32 of the 37 holders of Series A Debentures (the “Debenture Holders”) (representing $645,000 in principal amount of Series A Debentures). As previously indicated, the Series A Debenture Amendment extended the due date of the Series A Debentures to August 1, 2013 and increased the interest rate to 15% per annum, payable quarterly in arrears. All other terms of the Series A Debentures remained unchanged. Five of the Debenture Holders (representing $105,000 in principal amount of Series A Debentures) did not wish to extend the Series A Debentures and we used proceeds of $100,000 from the Bridge Loan and $5,000 directly from us to pay the aggregate principal amount due to these non-participating Debenture Holders.

On August 1, 2012, we entered into a Consulting Agreement (“Consulting Agreement”) with CAM. The Consulting Agreement commenced August 1, 2012 and ended on August 1, 2013. Under the terms of the Consulting Agreement, CAM provided us with financial advisory services and advice related to debt refinancing. On August 1, 2012, we issued CAM warrants to purchase 300,000 shares of our common stock at an exercise price of $0.16 per share (the closing price of our common stock on August 1, 2012). The warrants are exercisable through July 31, 2015.

2013 Series A Debenture Extension

On October 7, 2013, we entered into a new Placement Agent Agreement (“2013 Agent Agreement”) with Cantone related to the further extension of the due date of the Series A Debentures. Under the terms of the 2013 Agent Agreement, Cantone acted as our exclusive placement agent in connection with another amendment of the Series A Debentures. Under the amendment, the term of Series A Debentures was extended to reflect a due date of either February 1, 2014 or August 1, 2014, at the election of the Series A Debenture Holders. The interest rate during the extension period remained 15% per annum, due quarterly in arrears. All other terms of the Series A Debentures remained the same.

As compensation for their placement agent services, Cantone received (i) a cash fee of 5% ($39,750) of the gross amount ($795,000) of existing Series A Debentures and the CAM note combined, (ii) a three-year warrant to purchase 75,000 shares of our common stock at an exercise price of $0.14 (the average closing sale price of our common stock for the five business days ended October 7, 2013), and (iii) a non-accountable expense allowance paid with 115,000 shares of our common stock (in lieu of cash). We also paid $4,000 in legal fees incurred by Cantone.

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On October 7, 2013, we entered into a new Bridge Loan Agreement and Note (the “2013 Bridge Loan”) with CAM. The 2013 Bridge Loan is in the amount of $200,000 and was used to pay off the existing Bridge Loan with Cam ($150,000), and the remaining $50,000 was used to pay placement agent fees and expenses as indicated in the preceding paragraph. We received net proceeds of $6,250. The 15% interest on the existing Bridge Loan of $150,000 was paid with 225,000 shares of our common stock.

The maturity date of the 2013 Bridge Loan is August 1, 2014 and it bears simple interest in advance of 15% that was paid in the form of 300,000 shares of our common stock. In addition to the interest, as inducement to enter into the 2013 Bridge Loan, we issued 153,486 shares of our common stock, and we issued CAM a three-year warrant to purchase 250,000 shares at an exercise price of $0.14 (the average closing sale price of our common shares for the five business days ended October 7, 2013). The warrants were fully exercisable on the date of grant.

On October 7, 2013, we entered into an Agreement to the Series A Debenture (the “2013 Series A Debenture Amendment”) with 30 of the 32 holders of Series A Debentures (representing $634,500 in principal amount of Series A Debentures). One of the Debenture Holders (representing $10,500 in Series A Debentures) did not wish to extend and we used net proceeds and cash on hand to pay the principal amount due to this holder. One of the Debenture Holders transferred its investment to another existing Debenture Holder. As previously indicated, the extension period of either six or 12 months was at the election of the Debenture Holder. Twenty-seven of the 30 Debenture Holders (representing $543,500 in principal amount of Series A Debentures) elected to extend for a period of 12 months. The other three (representing $91,000 in Series A Debentures) elected to extend for a period of six months. The 27 holders that elected to extend for a 12-month period were each issued a warrant to purchase one share of common stock for every $1.00 that was extended. We issued two-year warrants to purchase 543,500 shares of common stock at an exercise price of $0.14 (the average closing sale price of our common stock for the five business days ended October 7, 2013).

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RISK FACTORS

An investment in our company is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy our shares. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our shares could decline and you could lose all or part of your investment.

Risks Relating to Our Business and Industry

We have a history of incurring net losses, and they will continue unless we increase sales while controlling our costs; we cannot assure you that we will achieve profitability. We received a going concern qualification in our 2013 audit as a result of these losses.

Since our inception and throughout most of our history, we have incurred net losses, including, but not limited to, a net loss of $788,000 incurred in the year ended December 31, 2013. We expect to continue to make substantial expenditures for sales and marketing, product development and other business purposes. Our ability to achieve profitability in the future will primarily depend on our ability to increase sales of our products, reduce production and other costs and successfully introduce new products and enhanced versions of our existing products into the marketplace. In particular, our cessation of selling and marketing OralStat in the Workplace market in November 2013 is expected to severely limit our ability to increase sales. There can be no assurance that we will be able to increase our revenues at a rate that equals or exceeds expenditures. In the year ended December 31, 2013, our sales continued to be negatively impacted by the aftermath of the recession, and a limited cash flow diminished our capacity to purchase raw materials in greater quantities and on better terms, and this resulted in increased cost of goods. Our failure to increase sales while maintaining or reducing product costs, general and administrative, sales and marketing and research and development costs will result in our incurring additional net losses. Our independent auditors, in their report dated March 27, 2014, expressed doubt about our ability to continue as a going concern due to these recurring operating losses and our need to obtain additional financing and/or refinance our debts maturing this year.

We believe we will need additional funding for our existing and future operations; however, we cannot assure you that any such financing will be available due to market conditions, or otherwise, or that we will be able to complete a financing on satisfactory terms, if at all, and any such financing may be highly dilutive.

If global economic conditions do not improve or return to pre-recession levels, our current cash balances and cash generated from future operations may not be sufficient to fund operations for the next 12 months. Future events, including the expenses and difficulties which may be encountered in establishing and maintaining a substantial market for our products, including the cessation of marketing and selling OralStat in the Workplace market, could make cash on hand insufficient to fund operations. If cash generated from operations is insufficient to satisfy our working capital and capital expenditure requirements, we may be required to sell additional equity or debt securities or obtain additional credit facilities. There can be no assurance that such financing will be available or that we will be able to complete a financing on satisfactory terms, if at all. Any such equity financing would likely result in significant dilution to existing shareholders.

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The POCT market for drugs of abuse is highly competitive, with several companies producing drug tests that compete directly with our product line, negatively impacting our sales.

The POCT market for drugs of abuse is highly competitive. Several companies produce drug tests that compete directly with our drugs of abuse product line, including Alere Inc. (formerly Inverness Medical Innovations) and its subsidiaries, as well as OraSure Technologies, Inc. In addition to these manufacturers, there are a number of smaller, privately-held companies, as well as foreign manufacturers, that compete with us. Cost-competitiveness, technological requirements and satisfactory product performance are essential for success in the POCT market for drugs of abuse. In addition, some of our competitors are better known, and some have far greater financial resources, which means they can devote substantially more resources to business and product development and marketing efforts. Our inability to successfully address any competitive risk factors could negatively impact sales and further reduce our profitability.

As more companies offer products manufactured outside the United States, price competition continues to increase in the POCT markets, which could significantly harm our results of operations.

Price competition continues to increase in the POCT markets as more companies offer products manufactured outside of the United States. Many foreign manufacturers have lower manufacturing costs and can offer their products at a lower price. These lower costs include, but are not limited to, costs for labor, materials, regulatory compliance and insurance. If we are required to lower our prices to our customers, our revenue levels could be negatively impacted which would adversely affect our gross profit margins. Price competition is also increasing as a result of a number of mergers and acquisitions in the drug testing market, as some of these mergers and acquisitions were of U.S.-based companies. Often, when U.S.-based companies are purchased, their manufacturing operations are moved outside of the U.S. and this enables the acquirer to lower prices on the products, thereby increasing the number of lower-cost products on the market. Based upon our results in the year ended December 31, 2013, and given current levels of operating expenses, we must achieve approximately $2.0 million in quarterly net sales to attain break-even results of operations. If our products do not achieve and maintain this level of revenue, if we fail to maintain certain gross profit margins and maintain the current level of expenses, our results of operations would be significantly harmed.

We will be required to commit considerable resources to enhance our product portfolio or develop new products to complete with new technologies, or we may face technological obsolescence.

As new technologies are introduced into the POCT market for drugs of abuse, we will be required to commit considerable effort, time and resources to enhance our current product portfolio or develop new products to compete with these new technologies. There can be no assurance that any new enhancements or products will be successful in competing with new technologies offered by our competitors. Our success will depend upon meeting product pricing and performance objectives, and there can be no assurance that new enhancements or products will meet such price or performance objectives. We are subject to all of the risks inherent in product development, which could cause material delays in manufacturing. If we fail to keep up with technology in our industry, we may be at a competitive disadvantage or we may face technological obsolescence.

Our products may not operate as expected for a number of reasons, including defects affecting product performance, which could result in cancelled orders, delays and increased expenses.

Due to the variety and complexity of the environments in which our customers operate, our products may not operate as expected, unanticipated problems may arise with respect to the technologies incorporated into our drug tests or product defects affecting product performance may become apparent after our drug tests enter the market. We could incur significant costs if we are required to remedy defects in any of our products after commercial introduction. Any of these issues could result in cancelled orders, delays and increased expenses.

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One of our customers accounted for more than 10% of our total net sales in the year ended December 31, 2013. The loss of this customer, which has no minimum purchase obligation to us, would materially impact our revenues.

One of our customers accounted for approximately 15.5% of our total net sales in the year ended December 31, 2013. This customer does not have any minimum purchase obligation and could stop buying our products upon 90 days’ notice. A reduction, delay or cancellation of orders from this customer or the loss of this customer could reduce our revenues. We cannot provide assurance that this customer or any of our current customers will continue to place orders, that orders by existing customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

We rely on third parties for raw materials, in some cases, sole suppliers, used in our drugs of abuse products and in our bulk test strip contract manufacturing processes, the loss of any one or more of these suppliers could interrupt our business.

We currently have approximately 51 suppliers who provide us with the raw materials necessary to manufacture our point of collection drug-testing strips and our point of collection tests for drugs of abuse. For most of our raw materials we have multiple suppliers, but there are a few raw materials for which we only have one supplier. The loss of one or more of these suppliers, the non-performance of one or more of their materials or the lack of availability of raw materials could suspend our manufacturing process related to our drugs of abuse products. This interruption of the manufacturing process could impair our ability to fill customers’ orders as they are placed, putting us at a competitive disadvantage.

Further, we rely on a number of third parties for the supply of raw materials necessary to manufacture the test components we supply to other diagnostic companies under bulk test strip contract manufacturing agreements. We have multiple suppliers for most of these raw materials, but there are a few raw materials for which we have only one supplier. The loss of one or more of these suppliers could suspend the bulk test strip manufacturing process and this interruption could impair our ability to perform bulk test strip contract manufacturing services.

We have a significant amount of raw material and “work in process” inventory on hand that may not be used in the year ending December 31, 2014 if our configuration of sales orders is not received at projected levels, and we will have wasted our inventory.

We currently have approximately $1,434,000 in raw material components for the manufacture of our products at December 31, 2013. The non-chemical raw material components may be retained and used in production indefinitely and the chemical raw materials components have lives in excess of 20 years. In addition to the raw material inventory, we have approximately $758,000 in manufactured testing strips, or other “work in process” inventory at December 31, 2013. The components for much of this “work in process” inventory have lives of 12 to 24 months. If sales orders received are not for products that would utilize the raw material components, or if product developments make the raw materials obsolete, we may be required to dispose of these unused raw materials. In addition, since the components for much of the “work in process” inventory have lives of 12 to 24 months, if sales orders within the next 12 to 24 months are not for products that contain the components of the “work in process” inventory, we may need to discard this expired “work in process” inventory. We have established an allowance for obsolete or slow moving inventory. At December 31, 2013, this allowance was $399,000. There can be no assurance that this allowance will continue to be adequate for the year ending December 31, 2014 or that it will not have to be adjusted in the future.

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We depend on our research and development (R&D) team for product development and product enhancement, the loss of whose services would negatively impact our ability to provide new or improved products to the marketplace.

Our R&D team performs product development and enhancement. There can be no assurance that our R&D team can successfully complete the enhancement of our current products or complete the development of new products. Furthermore, the loss of the services of one or more members of our R&D team could result in the interruption or termination of new product development and current product enhancement, affecting our ability to provide new or improved products to the marketplace, which would put us at a competitive disadvantage.

We need to hire and retain qualified personnel in several important areas and, if we cannot do that, our business could suffer.

We will need additional skilled sales and marketing, technical and production personnel to grow our business. If we fail to retain our present staff or hire additional qualified personnel, our business could suffer.

We depend on Melissa Waterhouse, our interim Chief Executive Officer and Chief Financial Officer, and other key personnel to manage our business effectively, and we would be severely disrupted without them.

We are dependent on the expertise and experience of our senior management for our future success. The loss of a member of senior management could negatively impact our business and results of operations. On October 30, 2013, Melissa A. Waterhouse, our former EVP, Regulatory Affairs, Chief Compliance Officer and Corporate Secretary was appointed as our interim Chief Executive Officer and interim Chief Financial Officer when we became aware that our then-current Chief Executive Officer Stan Cipkowski was unable to continue due for medical reasons. We have an employment agreement in place with Ms. Waterhouse, but there can be no assurance that she will continue her employment. The loss of Ms. Waterhouse could disrupt our business and, therefore, have a negative impact on business results. We also have a number of other individuals in senior management positions. There can be no assurance that they too will continue their employment. We do not currently maintain key-man insurance on the life of Ms. Waterhouse for our benefit.

During the past five years, we have been significantly impacted by adverse changes in our regulatory framework resulting in our cessation of selling and marketing OralStat in the Workplace market, as described below.

In the past, our industry believed that when drugs of abuse POCTs were sold in non-clinical markets (such as the Workplace), they did not fall under the definition of a “medical device,” but when sold in the Clinical market, they did fall under the definition of a “medical device.” When a product is a medical device, a Section 510(k) marketing application must be submitted to the Food and Drug Administration (FDA). A 510(k) is a premarketing submission made to the FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to premarket approval. Applicants must compare their 510(k) device to one or more similar devices currently on the U.S. market and make and support their substantial equivalency claims. A legally marketed device is a device that was legally marketed prior to May 28, 1976 (pre-amendments device), or a device that has been reclassified from Class III to Class II or I, or a device which has been found to be substantially equivalent to such a device through the 510(k) process, or one established through Evaluation of Automatic Class III Definition. The legally marketed device(s) to which equivalence is drawn is known as the “predicate” device(s). Applicants must submit descriptive data and, when necessary, performance data to establish that a device is substantially equivalent to a predicate device.

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Our urine point of collection products have received 510(k) marketing clearance from the FDA, and have therefore met FDA requirements for professional use. Our oral fluid products have never been marketed or sold to the Clinical market (or to any market that would use the products for diagnosis or treatment) and, given our belief that 510(k) marketing clearance was not required to sell in non-clinical markets, we never sought 510(k) marketing clearance from the FDA on our oral fluid drugs of abuse products. We have also been granted a CLIA (clinical laboratory improvement amendments) waiver from the FDA related to our Rapid TOX product line.

In July 2009, we received a warning letter from the FDA, which indicated that we were marketing OralStat (one of our oral fluid drugs of abuse products), in workplace settings without marketing clearance or approval (see Current Report on Form 8-K filed with the SEC on August 5, 2009). A warning letter is considered by the FDA to be informal and advisory. While a warning letter communicates the FDA’s position on a matter it does not commit the FDA to taking enforcement action. We communicated to the FDA our belief (based on a legal opinion) that marketing clearance was not required in non-clinical markets, and the fact that there were many other oral fluid point of collection drug tests being sold in the Workplace market by our competitors, none of which received FDA marketing clearance. The FDA continued to disagree with our interpretation of FDA regulations related to medical devices, and the FDA continued to assert jurisdiction of drug testing performed in the workplace. We also advised the FDA that we were willing to obtain marketing clearance, but that specific technical and scientific issues existed when attempting to utilize the FDA’s draft guidance for our OralStat because the draft guidance was written for urine drug tests. Nevertheless, we were unable to reach a consensus with the FDA on the jurisdiction issue and the technical issues.

On July 10, 2012, we announced in a press release and a Current Report on Form 8-K that we entered into a Consent Decree of Permanent Injunction (the “Consent Decree”) with the FDA. Under the terms of the Consent Decree, we were allowed to continue to market our OralStat drug test in the workplace market while we took action to obtain a 510(k) marketing clearance. More specifically, the FDA provided us with its most recent guidance on the clinical and analytical studies that needed to be conducted to gather data in support of a 510(k) submission for OralStat. We then had a total of 396 days to discuss protocols with the FDA, complete our analytical and clinical studies and submit a substantially complete 510(k). We agreed to withdraw the OralStat product from the Workplace market if any of the following events occur: (i) we did not submit a substantially complete 510(k) within the specified time period, (ii) we failed to submit additional information within time frames specified by the FDA, (iii) we withdraw our submission, or (iv) our 510(k) submission resulted in the FDA’s determination that the product was not substantially equivalent. On August 3, 2012 the Consent decree was approved and entered by the U.S. District Court for the Northern District of New York and on August 3, 2012, we received guidance from the FDA. On September 3, 2013, we filed our application for 510(k) marketing clearance as required under the Consent Decree and, on September 18, 2013, we were notified that an administrative acceptance review was conducted, and our 510(k) marketing application was found to contain all of the necessary elements and information needed to proceed with the substantive review. In November 2013, we were informed that the FDA determined that our OralStat was not substantially equivalent to the predicate market device. In accordance with the Consent Decree, we ceased marketing and selling OralStat to the Workplace (non-forensic) market.

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The cost of obtaining marketing clearance was material and has had a negative impact on our efforts to improve our performance and achieve profitability. Our point of collection oral fluid drug tests historically account for a material portion of our sales, with sales of oral fluid drug tests accounting for approximately 15% of our 2013 sales (the majority of which are sales to the Workplace market). This inability to market and sell our point of collection oral fluid drug tests in the Workplace market will negatively impact our revenues, and the loss of oral fluid test customers will also negatively impact our revenues. We are currently evaluating information received from the FDA and possible actions we may take in efforts to resubmit a new 510(k) marketing application. We intend to continue marketing and selling OralStat to forensic markets and to markets outside of the United States. There can be no assurance that our actions will result in our obtaining 510(k) marketing clearance. Prolonged cessation of marketing and selling of OralStat to the U.S. workplace market will have a negative impact on our sales.

Although we are currently unaware of any additional changes in regulatory standards related to any of our markets, if regulatory standards were to further change in the future, there can be no assurance that the FDA will grant us appropriate marketing clearances required to comply with the changes, if and when we apply for them.

We rely on intellectual property rights, and we may not be able to obtain patent or other protection for our technology, products or services, potentially lessening our competitiveness.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology, products and services. We also believe that factors such as the technological and creative skills of our personnel, new product developments, product enhancements and name recognition are essential to establishing and maintaining our technology leadership position. Our personnel are bound by non-disclosure agreements. However, in some instances, some courts have not enforced all aspects of such agreements.

We seek to protect our proprietary products under trade secret and copyright laws, which afford only limited protection. We currently have a total of 31 patents related to our POCT products. We have additional patent applications pending in the United States, and other countries, related to our POCT products. We have trademark applications pending in the United States. Certain trademarks have been registered in the United States and in other countries. There can be no assurance that the additional patents and trademarks will be granted or that, if granted, they will withstand challenge.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain information that we regard as proprietary. We may be required to incur significant costs to protect our intellectual property rights in the future. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. Policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

Our inability to comply with financial covenants under our current debt facilities could result in our creditors declaring all amounts owed to them due and payable with immediate effect, or result in the collection of collateral by the creditors; both of which would have an adverse material impact on our business and our ability to continue operations.

We have a credit facility with Imperium Commercial Finance, LLC (the “Imperium Line of Credit”) consisting of a maximum amount of $1,000,000 on a revolving line of credit, and a discretionary supplemental advance of $200,000 (together, the “Imperium Line of Credit”). The Imperium Line of Credit is secured by a first security interest in all of our receivables, inventory and intellectual property rights, along with a second security interest in our machinery and equipment (together, the “Collateral”).

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We also have a Mortgage Consolidation Loan with First Niagara Bank (“FNB”). The loan with FNB is secured by our building in Kinderhook, New York, as well as various pieces of machinery and equipment.

Both of these debt facilities require that we comply with certain financial covenants. We did not comply with the Imperium Line of Credit minimum EBITDA requirement for the quarter ended March 31, 2013; however, after conferences with Imperium, on May 20, 2013, Imperium waived the EBITDA requirement for the quarter ended March 31, 2013. Imperium was paid $10,000 for costs related to account review. We also did not comply with the EBITDA requirement for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013, and as of the date of this prospectus, we are also not in compliance with the EDBITDA requirement. EBITDA non-compliance constitutes an event of default under the Imperium Line of Credit, and in the event of default under the Imperium Line of Credit, our interest rate can be increased by 4% for as long as the event of default occurs. Imperium’s other remedies include, but are not limited to, termination or suspension of Imperium’s obligation to make further advances to us and declaration of all amounts owed to Imperium due and payable. The increase in interest rate, given our current advances under the Imperium Line of Credit, would not be material; however, if Imperium were to suspend or terminate further advances, or declare all amounts due and payable, this would have a material adverse effect on our business and negatively impact our ability to continue operations.

FNB’s remedies for an event of default (which includes a cross-default of other material indebtedness) include, but are not limited to, acceleration of all amounts owed to them due and payable and collection or receiving of Collateral. If Imperium or FNB were to exercise these remedies, it is highly unlikely that we would be able to pay such amounts and this would result in the collection of the Collateral by the lender, and this would have a material adverse impact on our business and our ability to continue operations. Failure to comply with the financial covenants under either one of these debt facilities would not only result in a default under the particular facility, but could be considered an event of default under the other facility.

Risks Relating to Our Stock and Trading

Exercise of stock options, warrants and other convertible securities will dilute your percentage of ownership and could cause our stock price to fall.

As of April 3, 2014, we have outstanding stock options to purchase 3,207,000 shares of common stock at an average exercise price of $0.57 per share, outstanding warrants to purchase 3,303,500 shares of common stock at an average exercise price of $0.15 per share, and outstanding Series A Debentures convertible into 724,668 shares of common stock. Please see “Description of Securities, Dilution and Securities We May Offer” for more detail as to our outstanding securities. Additionally, we have available shares to issue stock options to purchase up to 4,519,000 shares of common stock under our stock option plans. In the future, we may grant additional stock options, warrants and convertible securities. The exercise or conversion of stock options, warrants or convertible securities will dilute the percentage ownership of our existing shareholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

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Substantial resale of restricted securities may depress the market price of our securities.

There are 5,292,000 shares of common stock presently issued and outstanding as of the date of this prospectus that are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, (the “Securities Act”), and in the future may be sold in compliance with Rule 144 of the Securities Act (“Rule 144”), or pursuant to a registration statement filed under the Securities Act. Rule 144 addresses sales of restricted securities by affiliates and non-affiliates of an issuer. An “affiliate” is a person, such as an officer, director or large shareholder, in a relationship of control with the issuer. “Control” means the power to direct the management and policies of the company in question, whether through the ownership of voting securities, by contract, or otherwise. If someone buys securities from a controlling person or an affiliate, they take restricted securities, even if they were not restricted in the affiliate’s hands.

A person who is not an affiliate of the issuer (and who has not been for at least three months) and has held the restricted securities for at least one year can sell the securities without regard to restrictions. If the non-affiliate had held the securities for at least six months but less than one year, the securities may be sold by the non-affiliate as long as the current public information condition has been met (i.e., that the issuer has complied with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

We are subject to reporting requirements of the Exchange Act. Under Rule 144, if a holder of securities is an affiliate of an issuer subject to Exchange Act reporting requirements, the securities must be held for at least six months. In addition, the number of equity securities sold during any three-month period cannot exceed 1% of the outstanding shares of the same class being sold. The securities must be sold in unsolicited, routine trading transactions and brokers may not receive more than normal commission. Affiliates must also file a notice with the SEC on Form 144 if a sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period. The sale must take place within three months of filing the Form 144 and, if the securities have not been sold, an amended notice must be filed. Investors should be aware that substantial sales under Rule 144 or pursuant to this or another registration statement filed under the Securities Act may depress the market price of our common stock.

Our shares are currently quoted on the OTCQB marketplace and may be subject to SEC “penny stock” rules, which could make it more difficult for a broker-dealer to trade our common shares, for an investor to acquire or dispose of our common shares in the secondary market and for us to retain or attract market makers.

The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, such as any securities listed on a national securities exchange or securities of an issuer in continuous operation for more than three years whose net tangible assets are in excess of $2 million, or an issuer that has average revenue of at least $6 million for the last three years. Our shares of common stock are not listed on a national securities exchange and, for the year ended December 31, 2013, our net tangible assets did not exceed $2 million; however, our average revenue for the last three years exceeded $6 million, so that our securities currently qualify for exclusion from the “penny stock” definition. If our three-year average revenue falls below $6 million, we would fail to qualify for the exclusion, and our common stock would be subject to the “penny stock” rules. For any transaction involving “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to specified exceptions. For these reasons, a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock. Therefore, broker-dealers may be less willing or able to sell or make a market in our stock because of the penny stock disclosure rules.

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We incur additional significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

We incur significant legal, accounting and other expenses as a result of our required compliance with certain regulations. More specifically, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and other rules subsequently implemented by the SEC, impose various requirements on public companies. Our management and other personnel must devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations have increased our legal and financial compliance costs and make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. Management is required to perform system and process evaluation and testing of the effectiveness of our internal controls over financial reporting, as required by Section 404(a) of the Sarbanes-Oxley Act. Section 404(b) of the Sarbanes-Oxley Act requires companies to obtain auditor’s attestation related to their assessment of the effectiveness of our internal controls over financial reporting. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Wall Street Reform Act”). Section 989G of the Wall Street Reform Act expressly exempts issuers that are neither “large accelerated filers” nor “accelerated filers” (which includes smaller reporting companies, and we are a smaller reporting company) from the requirement contained in Section 404(b) of the Sarbanes Oxley Act to provide an auditor attestation of internal control over financial reporting.

Although we are not required to comply with Section 404(b), we remain subject to Section 404(a) (that is, management’s report on our internal controls over financial reporting). Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. As a result, our compliance with Section 404(a) may require that we incur substantial accounting expense and expend significant management efforts. At present, only Melissa Waterhouse, our interim Chief Executive Officer and interim Chief Financial Officer, is responsible for our accounting function. We do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to ensure compliance with these regulations or to correct such material weaknesses. If we are not able to comply with the requirements of Section 404(a), or if we identify deficiencies in our internal controls over financial reporting, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have not declared any cash dividends on our common stock and do not expect to do so in the foreseeable future. Future earnings, if any, will be retained for use in our business. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There may be a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a national securities exchange. Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing. Trading in our common stock continues to be conducted in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by larger financial institutions, as consideration in possible future acquisition transactions or for other purposes.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the 724,668 shares of common stock issuable upon conversion of the principal amount outstanding under the Series A Debentures. If and when all of the warrants are exercised, we will receive the proceeds from the exercise price of 1,243,500 warrants. The selling shareholders are under no obligation to exercise their warrants and do not have “cashless” exercise rights. If all of the warrants are exercised in full, we will receive approximately $182,340. We will use these proceeds, if any, for our working capital and general corporate purposes.

SELLING SHAREHOLDERS

On behalf of the selling shareholders named in the table below (including their respective successors or permitted assigns, who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 1,968,168 shares of our common stock, of which:

•	up to 724,668 are Debenture Shares,

•	up to 543,500 shares are Holder Shares,

•	up to 75,000 shares are 2012 Agent Shares,

•	up to 75,000 shares are 2013 Agent Shares,

•	up to 300,000 shares are 2012 Loan Shares, and

•	up to 250,000 shares are 2013 Loan Shares.

We are registering the shares being offered under this prospectus pursuant to registration rights agreements that were entered into between us and the selling shareholders in connection with the private placement (see “The Private Placement and Extensions” above), and pursuant to Placement Agent Agreements entered into between us and the placement agent in connection with the private placement.

We are registering the shares to permit the selling shareholders to offer these shares for resale from time to time. The selling shareholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling shareholders. For more information, see the section of this prospectus entitled “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC, and generally includes voting or investment power with respect to securities. The percentage of beneficial ownership for the selling shareholders is based on shares of common stock outstanding as of April 3, 2014. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or convertible or exercisable or convertible within 60 days after April 3, 2014, are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement (of which this prospectus is a part) remains effective, by or for the account of the selling shareholders. After the date of effectiveness of the registration statement (of which this prospectus is a part), the selling shareholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. Information about the selling shareholders may change over time.

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Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Except for being holders of our securities listed in the table below, none of the selling shareholders (other than the two Cantone entities, as previously noted in “The Private Placement and Extensions”) has had any position, office or other material relationship with us in the past three years.

None of the selling shareholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. (FINRA), nor affiliated with such a broker-dealer, except for Cantone Research, Inc. (“Cantone”). Cantone acquired its securities in the ordinary course of its business and, at the time of the acquisition of the securities issuable into the shares to be resold pursuant to this prospectus, as well as the date of this filing, Cantone had no agreements or understandings, directly or indirectly, with any person to distribute them.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

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The table below lists the selling shareholders and information regarding their ownership of common stock as of April 3, 2014:

Name of Selling	Number of Shares Beneficially Owned Prior	Principal Amount of Debentures Owned Prior to	Number of FINRA Shares Issuable upon the Exercise of	Number of Shares Issuable upon the Exercise of	Maximum Number of Shares to Be Sold Pursuant to This	Shares Owned After Offering(1)
Shareholder	to Offering	Offering	Debentures	Warrants	Prospectus	Number(1)	Percentage(2)

Anglin, Monte D. and Janet S.	—	$21,000	28,000	21,000	49,000	—	*
Bluth, Mordecai	4,000	$12,750	17,000	12,750	29,750	4,000	*
Boxer, Robert	20,000	$10,500	14,000	10,500	24,500	20,000	*
Cant, Geoffrey	—	$15,000	20,000	15,000	35,000	—	*
Cantone Asset Management(3)	—	—	—	550,000	550,000	—	*
Cantone Research, Inc. (3)	40,000	$79,500	106,000	79,500	185,500	40,000	*
Cantone Research, Inc. (3)	—	—	—	150,000	150,000	—	*
Embry, William(4)	—	$50,000	66,667	50,000	116,667	—	*
Fish, Hamilton	—	$10,500	14,000	10,500	24,500	—	*
Franklin, Richard	—	$10,500	14,000	10,500	24,500	—	*
Gaur, Jean	—	$10,500	14,000	10,500	24,500	—	*
Gefken, Christine	4,400	$21,000	28,000	21,000	49,000	4,400	*
Ginsberg, Stanley E. and Arlene D.	5,000	$10,500	14,000	10,500	24,500	5,000	*
Hinkle, Jeff and Kimberley	—	$21,000	28,000	21,000	49,000	—	*
Landewehr, Ralph	—	$10,500	14,000	10,500	24,500	—	*
Landewehr, Rita	—	$19,500	26,000	19,500	45,500	—	*
Matthes, Alan and Lori	—	$15,000	20,000	15,000	35,000	—	*
Moose, Hoy Jr.	—	$10,500	14,000	10,500	24,500	—	*
Nedbalek, Bobby	8,500	$50,000	66,667	50,000	116,667	8,500	*
Newman, Larry and Elsie	—	$20,250	27,000	20,250	47,250	—	*
Ragonese, Patsy III	—	$15,000	20,000	15,000	35,000	—	*
Rahaim, Thomas Michael	10,000	$25,500	34,000	25,500	59,500	10,000	*
Seifert, Robert and Carolyn	—	$10,500	14,000	10,500	24,500	—	*
Suntup, Alan	—	$10,500	14,000	10,500	24,500	—	*
Suntup, Paul	—	$31,000	41,334	31,000	72,334	—	*
Telfair, William B. and Carole H.	2,927	$10,500	14,000	10,500	24,500	2,927	*
West, Pat Sterling and Patricia Key	—	$10,500	14,000	10,500	24,500	—	*
Whitman, Edward	—	$10,500	14,000	10,500	24,500	—	*
Zito, Santo and Josephine	—	$21,000	28,000	21,000	49,000	—	*
TOTAL	94,827	$543,500	724,668	1,243,500	1,968,168	94,827	*

*	Less than 1% of the outstanding shares.

(1)	Assumes that the shareholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling shareholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

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(2)	The percentage of shares of common stock beneficially owned is based on 23,168,155 shares of common stock outstanding on April 3, 2014.

(3)	Anthony J. Cantone is the Managing Member of Cantone Asset Management (CAM) and Cantone Research, Inc. (Cantone), which are the respective registered holders of the securities listed in the table above. Mr. Cantone, as Managing Member of CAM and President, Chief Executive Officer and sole shareholder of Cantone, has voting and disposition power over the securities owned by CAM and Cantone offered by this prospectus.

(4)	11, 000 shares of common stock are held in the William Embry Trust.

PLAN OF DISTRIBUTION

The selling shareholders or their respective successors or authorized assigns may offer the shares of common stock covered by this prospectus to the public or otherwise from time to time. We are registering the selling shareholders’ resale of these shares of common stock pursuant to registration rights agreements between the selling shareholders and us. Pursuant to these agreements, we have agreed to keep the registration statement related to this prospectus effective for until the later of (i) August 1, 2016 or (ii) the date no selling shareholder any longer owns any of the common stock being registered under this registration statement.

Each selling shareholder of the shares of common stock and any of their respective successors or authorized assigns, may from time to time, sell any or all of their shares of common stock on any market, stock exchange or trading facility on which the shares are traded, or in private transactions. The registration of these shares of common stock does not necessarily mean that any of them will be offered or sold by the selling shareholders. Sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary and fair brokerage commission.

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In connection with the sale of the shares of common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are bearing all of the costs related to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act.

We will not receive any of the proceeds from the sale of the 724,668 shares of common stock issuable upon conversion of the principal amount outstanding under the Series A Debentures. If and when all of the warrants are exercised, we will receive the proceeds from the exercise price of 1,243,500 warrants. The selling shareholders are under no obligation to exercise their warrants and do not have cashless exercise rights. If all of the warrants are exercised in full, we will receive approximately $182,340.

The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES, DILUTION AND SECURITIES WE MAY OFFER

General

The following description of our capital stock (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws and by applicable provisions of New York corporate law.

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.01 per share. For more information about our common stock, please refer to our amended and restated articles of incorporation and by-laws. As of April 3, 2014, we have 23,168,155 shares of common stock issued and outstanding.

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Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our Board of Directors may divide the preferred stock into one or more series and issue such shares from time to time with such powers, privileges, limitations and relative rights as it may determine. As of April 3, 2014, we have no shares of preferred stock issued and outstanding.

Warrants

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. As of April 3, 2014, the warrants described in this prospectus (issuable into 1,243,500 shares of common stock) are issued and outstanding, and we have an additional 2,060,000 warrants issued and outstanding.

Stock Options

We currently have three non-statutory stock option plans, the Fiscal 2000 Non-statutory Stock Option Plan (the “2000 Plan”), the Fiscal 2001 Non-statutory Stock Option Plan (the “2001 Plan”) and the 2013 Equity Compensation Plan (the “2013 Plan”). All three plans have been adopted by our Board of Directors and approved by our shareholders. The 2000 Plan provides for the granting of options to purchase up to 1,000,000 shares of common stock, and the 2001 Plan and the 2013 Plan each provide for the granting of options to purchase up to 4,000,000 shares of common stock. Both the 2000 Plan and the 2001 Plan have options issued and outstanding. Only the 2001 Plan and the 2013 Plan have options available for future issuance. As of April 3, 2014, there were 9,000 options issued and outstanding under the 2000 Plan and 3,198,000 options issued and outstanding under the 2001 Plan, for a total of 3,207,000 options issued and outstanding as of that date. There are no options issued under the 2013 Plan. Of the total options issued and outstanding, 2,706,000 are vested as of April 3, 2014. As of April 3, 2014, there were 519,000 options available for issuance under the 2001 Plan and 4,000,000 options available for issuance under the 2013 Plan.

Debt Securities

As used in this prospectus, debt securities mean the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. As of April 3, 2014, the Series A Debentures described in this prospectus are the only debt securities issued and outstanding. Unless otherwise specified, the debt securities will not be listed for trading on any securities exchange. Debt securities may bear interest at a fixed rate or a variable rate. In addition, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount.

Transfer Agent

The transfer agent for our common stock is Registrar and Transfer Company. Their address is 10 Commerce Drive, Cranford, New Jersey and their phone number is 800-368-5948. We act as transfer agent for our warrants, Series A Debentures and other securities.

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Dilution

As of April 3, 2014, 23,168,155 shares of our common stock were issued and outstanding. If the Series A Debentures are fully converted into common stock and the warrants are fully exercised into common stock, 25,136,323 shares will be issued and outstanding. If the Debentures are fully converted into common stock and the warrants are fully exercised into common stock, and all other outstanding options and warrants outstanding are exercised, 30,403,323 shares of our common stock will be issued and outstanding.

The 1,968,168 shares being registered under this prospectus would represent approximately 7.8% of our outstanding shares of common stock if the shares are all issued upon conversion or exercise, as the case may be.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common stock is quoted on the OTCQB marketplace and trades under the ticker symbol “ABMC.” On April 3, 2014, closing price of our common stock on the OTCQB marketplace was $0.11 per share. The following table sets forth the high and low closing bid prices of our common stock as reported by the OTCQB marketplace for the years ended December 31, 2013 and December 31, 2012 and through April 3, 2014. The prices quoted reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.

Year ending December 31, 2014	High	Low

Quarter ending June 30 (through April 3)	$0.15.	$0.10
Quarter ended March 31	0.18	0.11

Year ended December 31, 2013	High	Low

Quarter ended December 31	$0.18	$0.10
Quarter ended September 30	0.17	0.12
Quarter ended June 30	0.20	0.13
Quarter ended March 31	0.27	0.13

Year ended December 31, 2012	High	Low

Quarter ended December 31	$0.18	$0.13
Quarter ended September 30	0.19	0.16
Quarter ended June 30	0.19	0.16
Quarter ended March 31	0.18	0.14

We have not declared any cash dividends on our common stock and do not expect to do so in the foreseeable future. Future earnings, if any, will be retained for use in our business.

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MANAGEMENT

Board of Directors

The current bylaws of the Company allow for a classified or staggered board. The Company’s Board of Directors is divided into three classes serving staggered terms. During the year ended December 31, 2013, the Company’s Board of Directors was fixed at five (5) members. As of the date of this prospectus however, there are only four members with one vacancy that has not yet been filled. On October 30, 2013, the Company was notified that Stan Cipkowski, one of its board members and the Company’s then Chief Executive Officer (“CEO”) / Chief Financial Officer (“CFO”), was unable to continue serving on the Company’s Board of Directors (or as the Company’s CEO/CFO). Subsequently, on November 1, 2013, the Company was notified of Mr. Cipkowski’s death.

As of April 3, 2014, our board of directors consisted of the following members(1):

Name	Age	Term Expires	Position(s) held	Director Since
Edmund M. Jaskiewicz	90	2014(2)	Director, President and Chairman of the Board	1992
Jean Neff	71	2014(2)	Director and Corporate Secretary	2008
Richard P. Koskey	73	2015	Director	2003
Carl A. Florio	64	2016	Director	2004

1) Stan Cipkowski served as a member of our Board of Director until October 30, 2013. Mr. Cipkowski subsequently passed away on October 31, 2013.

2) Mr. Jaskiewicz and Ms. Neff will be nominated to serve as directors until 2017 in our Proxy Statement for the year ended December 31, 2013; expected to be filed on or about April 30, 2014.

Edmund M. Jaskiewicz has been one of our directors since 1992 and served as our Chairman of the Board of Directors from 1992 until 1999. He was appointed President in September 2003 and was re-appointed Chairman of the Board in September 2004 and continues to serve in that capacity. Mr. Jaskiewicz is a lawyer-engineer. He has practiced international patent and corporate law as a sole practitioner since 1963. He received his J.D. in 1952 from George Washington University Law School and his B.S. in Engineering from the University of Connecticut in 1947. Mr. Jaskiewicz’s more than 20 years of Board membership and in-depth knowledge of the Company’s drugs of abuse products and intellectual property position make him well qualified as a member of the Board.

Jean Neff was appointed to our Board of Directors in February 2008 and, until her retirement in early 2014, she was the Sr. Vice President Mid-Atlantic Region of Solstas Lab Partners. She served as the Sr. Vice President of New Business Development of the Occupational Testing Services division of Laboratory Corporation of America, from 1991 until 2007. She received her B.S. in Biology from Mercer University in 1964. Ms. Neff provides decades of experience in administration, sales and management making her well qualified as a member of the Board.

Richard P. Koskey was appointed to our Board of Directors in October 2003. Mr. Koskey brings over 30 years of financial experience as a Certified Public Accountant. Since 1975, he has been a managing principal of Pattison, Koskey, Howe & Bucci, P.C., a regional accounting firm. Mr. Koskey received his B.A. from Duke University in 1963. Mr. Koskey’s extensive knowledge of complex financial accounting and operational issues relevant to the Company’s business makes him well qualified as a member of the Board.

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Carl A. Florio joined our Board of Directors in August 2004 and is currently the Vice Chairman of Paradigm Capital Management, Inc. From 2005 to 2008, Mr. Florio served as Regional President – Eastern New York of First Niagara Financial Group, Inc. (NASDAQ:FNFG). Mr. Florio served as President and CEO of Hudson River Bancorp, Inc. from 1996 until 2005 when Hudson River BanCorp, Inc. was acquired by First Niagara Financial Group. Mr. Florio received his B.S. in public accounting from the State University of New York at Albany in 1971. Mr. Florio serves as a member of the Board of Directors of First Niagara Financial Group. As of the date of this prospectus, the Company has credit facilities in place with First Niagara Financial Group; however, Mr. Florio is not directly involved in any transactions related to our credit facilities with First Niagara Financial Group. Mr. Florio is well qualified as a member of the Board due to his substantial knowledge and many years leading significant financial institutions, brining transactional expertise in equity offerings, bank financings and mergers and acquisitions, as well as public company corporate controls and governance.

Executive Officer

As of April 3, 2014, our sole executive officer is Melissa A. Waterhouse. Although Mr. Jaskiewicz serves as the President of the corporation, he is not in charge of any principal business unit, division or function within the company, and he does not perform any policy making function. Ms. Waterhouse has been our interim Chief Executive Officer and Chief Financial Officer since October 2013. Stan Cipkowski was our Chief Executive Officer and Chief Financial Officer until October 30, 2013.

Melissa A. Waterhouse, age43, joined us in 1997. Since that time she has held various management positions in Investor Relations, Marketing, Public Relations and Corporate Compliance. She served as our Corporate Secretary from September 2003 until her interim appointment as Chief Executive Officer and Chief Financial Officer in October 2013.

Additional Senior Management

In addition to Ms. Waterhouse, the following table sets forth the names, ages, positions/offices held, the term of the positions/offices held of additional senior management and consultants.

Name	Age	Position(s) held	Since
Todd Bailey	43	Sales & Marketing/National Accounts	2001
Douglas Casterlin	66	Vice President, Operations	2012

Todd Bailey joined us in April 2001 as a Director of Business Development and subsequently was promoted to Director of National Accounts. In September 2003, he was appointed Vice President of Sales & Marketing and he currently serves as a sales and marketing consultant. Prior to joining us, Mr. Bailey was Substance Abuse Account Manager for Roche Diagnostics Corporation where he was responsible for territory sales of point-of-collection tests for drugs of abuse to Fortune 500 manufacturers and state agencies.

Douglas Casterlin re-joined us in July 2012 as our Vice President, Operations after resigning from the Company in March 2011. From April 2011 until July 2012, Mr. Casterlin performed certain consulting services for the Company under a Severance Agreement. From April 2008 until March 2011, Mr. Casterlin served as our EVP, Operations. From September 2004 until April 2008, Mr. Casterlin was employed by Beacon Group SW, Inc. as its Vice President, Business Operations. Mr. Casterlin has over 20 years experience in the field of manufacturing.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth for the years ended December 31, 2013 and December 31, 2012, the compensation paid by the Company to its principal executive officer (“PEO”), and the Company’s other executive officers in the years ended December 31, 2013 and December 31, 2012. When together Mr. Cipkowski and Ms. Waterhouse are referred to as the “Named Executive Officers”. There were no additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of the Company at year end December 31, 2013.

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SUMMARY COMPENSATION TABLE(1)
Name and principal position	Year Ended	Salary ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Stan Cipkowski
Chief Executive Officer (PEO)	12/31/13	$182,673	3)	$72,500	(4)	$24,760	(5)	$279,933
Chief Financial Officer, Treasurer(2)	12/31/12	$205,920	(3)	$45,000	(6)	$25,023	(4)	$275,943

Melissa A. Waterhouse
Interim Chief Executive Officer (PEO)	12/31/13	$105,923	(7,8)	$31,500	(9)	$16,061	(10)	$153,484
Chief Financial Officer	12/31/12	$100,000	(11)	$0		$7,968	(12)	$107,968

(1)           There were no amounts paid to the named executive officers related to Bonuses, Stock Awards, Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings; therefore, these columns of the table have been omitted.

(2)           Mr. Cipkowski served as Chief Executive Officer and Chief Financial Officer until October 30, 2013. On October 31, 2013, Mr. Cipkowski passed away.

(3)           Pursuant to his employment agreement, Mr. Cipkowski’s annual salary for the years ended December 31, 2013 and December 31, 2012 were $205,920.

(4)           On January 16, 2013, in connection with the Imperium Line of Credit, Mr. Cipkowski was awarded an option grant representing 500,000 common shares of the Company under our Fiscal 2001 Stock Option Plan (“2001 Option Plan”), at an exercise price of $0.15, the closing price of our common shares on January 16, 2013 (the “Cipkowski Imperium Stock Option”). The Cipkowski Imperium Stock Option originally vested over three (3) years in equal installments as follows: 165,000 common shares on January 16, 2014, 165,000 common shares on January 16, 2015 and 170,000 common shares on January 16, 2016, however upon Mr. Cipkowski’s death, all unvested options became immediately exercisable. The fair value of the Cipkowski Imperium Stock Option is $72,500 00 and was estimated using the Black-Scholes pricing model using the following weighted average assumptions: dividend yield of 0%; risk-free interest rate of 1.84; expected life of 10 years; and stock price volatility of 82%.

(5)           Includes car allowance of $8,333 and $13,873 for health insurance premiums. Also included is $2,553 for premiums, paid by the Company for Mr. Cipkowski’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company. This amount does not include any premium paid for key man insurance, as the key man insurance was not for the benefit of Mr. Cipkowski but for the benefit of the Company.

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(6)           On April 20, 2012, in connection with the Medallion Line of Credit, Mr. Cipkowski was issued a stock option grant representing 250,000 common shares of the Company under the Company’s Fiscal 2001 stock option plan, at an exercise price of $0.18, the closing price of the Company’s common shares on the date of the grant. The option grants vest over three (3) years in equal installments. The aggregate grant fair value (computed in accordance with FASB ASC Topic 718) was $0.18, and the value of the options totaled $45,000. The fair value of the stock option grants was estimated utilizing the Black-Scholes option-pricing model, using the following weighted average assumptions: dividend yield of 0%; risk-free interest rate of 1.99; expected life of 10 years; and stock price volatility of 88%.

(7)           Pursuant to her November 2013 employment agreement, Ms. Waterhouse’s salary from November 6, 2013 through December 31, 2013 was $100,000. Pursuant to her previous employment agreement from April 2012, Ms. Waterhouse’s salary from January 1, 2013 through November 6, 2013 was $100,000.

(8)           Pursuant to a salary deferral program started in August 2013, $7,231 of Ms. Waterhouse’s salary was deferred and has not yet been paid. Ms. Waterhouse actually received $98,692 as payment of salary in the year ended December 31, 2013.

(9)           On February 21, 2013, Ms. Waterhouse was issued a stock option grant to purchase 25,000 shares of common stock under our 2001 Option Plan at an exercise price of $0.26, the closing price of our common shares on February 21, 2013. The grant vested 100% on the one-year anniversary of the date of the grant, or on February 21, 2014. The fair value of the grant was $3,500 and was estimated using the Black-Scholes pricing model using the following weighted average assumptions: dividend yield of 0%; risk-free interest rate of 1.99; expected life of 10 years; and stock price volatility of 82%.

On June 25, 2013, Ms. Waterhouse was issued a stock option grant to purchase 200,000 shares of our common stock under our 2001 Option Plan at an exercise price of $0.14, the closing price of our common shares on June 25, 2013. The grant vests over 36 months as follows: 66,000 common shares on June 25, 2014; 66,000 common shares on June 25, 2015 and 68,000 common shares on June 20, 2016. The fair value of the grant was $28,000 and was estimated using the Black-Scholes pricing model using the following weighted average assumptions: dividend yield of 0%; risk-free interest rate of 2.60; expected life of 10 years; and stock price volatility of 74%.

(10)         Includes $15,158 for health insurance premiums. Also included is $903 for premiums, paid by the Company for Mr. Waterhouse’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

(11)         Pursuant to her employment agreement, Ms. Waterhouse’s salary for the year ended December 31, 2012 was $100,000.

(12)         Includes $7,064 for health insurance premiums. Also included is $904 for premiums, paid by the Company for Ms. Waterhouse’s benefit, for long-term disability and life insurance, both of which are provided to all employees of the Company.

Narrative Disclosure Related to Summary Compensation Table

Stan Cipkowski, former Chief Executive Officer (PEO, Chief Financial Officer and Treasurer

Stan Cipkowski entered into an employment agreement with the Company on April 19, 2007 for a one-year term. The employment agreement automatically renewed unless 60 days advance written notice is given by either side, and provided for an annual base salary of $205,920 beginning January 1, 2007, a car allowance, health benefits and participation in any management bonus program adopted by the Company.

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On January 16, 2013, in connection with executing a personal guarantee related to the Imperium Line of Credit, Mr. Cipkowski was awarded an option grant representing 500,000 common shares of the Company at an exercise price of $0.15. The grant originally vested over three years; however, upon Mr. Cipkowski’s death on October 31, 2013, all unvested options became immediately exercisable.

The Company was notified on October 20, 2013 that Mr. Cipkowski was unable to continue serving as the Company’s Chief Executive Officer and Chief Financial Officer for medical reasons. The Company was subsequently notified that Mr. Cipkowski passed away on October 31, 2013. Upon his death, Mr. Cipkowski’s employment agreement terminated.

Melissa A. Waterhouse, Interim Chief Executive Officer (PEO), Chief Financial Officer and Treasurer

Ms. Waterhouse entered into a new employment agreement with the Company on November 6, 2013 providing for an annual salary of $140,000, health and dental benefits and participation in any management bonus program adopted by the Company. Prior to the November 2013 agreement, Ms. Waterhouse’s former employment agreement was effective April 23, 2012, provided for an annual salary of $100,000, health and dental benefits and participation in any management bonus program adopted by the Company.

Ms. Waterhouse’s employment agreement has severance and change in control provisions. Under the agreement, termination from the Company for any reason other than cause results in severance being paid to Ms. Waterhouse. Such severance equals 12 months of Ms. Waterhouse’s base salary at the time of separation, with continuation of all medical benefits during the 12-month period at the Company’s expense. Additionally, under the employment agreement, Ms. Waterhouse may resign her position and elect to exercise the severance provision at her option under the following circumstances:

(1)           If she is required to relocate by the Company or its Board of Directors more than 50 miles from the Company’s New York corporate facility as a condition of continued employment; or

(2)           If there is a substantial change in the responsibilities normally assumed by a Chief Executive Officer or Chief Financial Officer at the direction of the Board of Directors.

In addition, the Company provides Ms., Waterhouse with the same benefits offered to other employees, including long-term disability and life insurance, at the Company’s expense. Ms. Waterhouse’s employment agreement also contains change in control provisions which give Ms. Waterhouse the option to resign and receive a lump sum severance payment equal to two (2) times her annual base salary at the time of the change in control, which option must be exercised within ten (10) days following the change in control.

Narrative of Compensation of Executive Officers

General. Compensation of the Company’s executive officers is intended to attract, retain and reward persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executive officers that appropriately rewards the individual executive officer’s contribution to corporate performance. Compensation is determined primarily by reference to compensation packages for similarly situated executive officers of companies of similar size or in comparable lines of business with which the Company expects to compete for executive officer talent and with reference to the revenues, gross profits and other financial criteria of the Company. In establishing base salaries, the Committee also assesses subjective qualitative factors to discern a particular executive officer’s relative value to the corporate enterprise. The Compensation Committee utilizes subjective criteria for evaluation of individual performance and relies substantially on the executive officers in doing so. The Committee focuses on two primary components of the Company’s executive officer compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and bonus program based upon profitability of the Company.

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Cash Compensation. Executive officers’ base salaries are determined primarily by reference to compensation packages for similarly situated executive officers of companies of similar size or in comparable lines of business with which the Company expects to compete for executive officer talent and with reference to the revenues, gross profits and other financial criteria of the Company. In accordance with these criteria, the salary of both the former and interim Chief Executive Officer and Chief Financial Officer were established in their employment agreement. The employment agreement of the interim Chief Executive Officer/Chief Financial Officer was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on November 11, 2013. The employment of the Company’s former Chief Executive Officer/Chief Financial Officer was filed as an exhibit to the Company’s Form 10-QSB filed with the SEC on August 13, 2007 and the subsequent amendment to his employment agreement was filed as an exhibit to the Company’s Form 10-Q filed with the SEC on November 13, 2009.

Bonus Programs. The Company does not currently have any bonus programs in place. In the past, the Company has implemented bonus programs in which executive officers, senior management and certain mid-level managers were eligible to participate. There have not been bonuses paid to anyone in the Company under any bonus plans, including the named executive officers, since the year ended December 31, 2003. The Company continues to evaluate additional bonus programs to compensate its executive officers, senior management and mid-level managers. Any future bonus programs are expected to be based upon the Company’s sales and profitability and/or the market value of the Company’s securities. The Company may also adopt other ad hoc bonus programs as appropriate to provide incentives for particular officers or management employees to meet specific goals.

Stock Options. In the past, the Company has utilized stock options as a form of long-term incentive compensation. Beginning in the year ended December 31, 2005, the Company changed its policies related to grants of stock options and in the future does not plan to widely issue stock options to its employees, officers or directors, but will reserve the issuance of stock options for special circumstances.

In reviewing and approving the interim Chief Executive Officer’s compensation for the year ended December 31, 2013, the Board did not retain a compensation consultant. The Board of Directors considered the same criteria detailed above with respect to executive officers in general and determined Ms. Waterhouse’s compensation.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards of the Named Executive Officers at year-end December 31, 2013:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS(1)
NAME	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stan Cipkowski
(former) Chief	338,500		0		$1.08	06/30/14
Executive Officer	500,000		0		$0.20	11/01/14(2)
(PEO)	250,000		0	(3)	$0.18	11/01/14(4)
Chief Financial	500,000	(5)	0	(3)	$0.15	11/01/14(6)
Officer
Treasurer

Melissa A.	10,000		0		$1.74	01/05/14
Waterhouse	2,500		0		$1.14	05/13/14
Interim Chief	20,000		0		$1.09	02/02/15
Executive Officer	10,000		0		$0.85	06/07/15
(PEO), Chief	25,000		0		$0.09	12/31/20
Financial Officer	0		25,000	(7)	$0.26	02/21/23
	0		200,000	(8)	$0.14	06/25/23

(1)           No Stock Awards were outstanding for any of the Named Executive Officers in the year ended December 31, 2013, and therefore the Stock Awards column of the table has been omitted. Further, because there were no Equity Incentive Plan Awards outstanding for the Named Executive Officers, this column was omitted as well.

(2)           The original expiration date of this grant was July 1, 2019; however, pursuant to the terms of the stock option grant, the options may only be exercised within one year of Mr. Cipkowski’s death, or through October 31, 2014.

(3)           The original vesting period of this grant was three years; however, it became 100% exercisable on the date of Mr. Cipkowski’s death on October 31, 2013.

(4)           The original expiration date of this grant was April 22, 2022; however, pursuant to the terms of the stock option grant, the options may only be exercised within one year of Mr. Cipkowski’s death, or through October 31, 2014.

(5)           On January 16, 2013, in connection with executing a personal guarantee related to the Imperium Line of Credit, Mr. Cipkowski was awarded an option grant representing 500,000 common shares of the Company at an exercise price of $0.15.

(6)           The original expiration date of this grant was January 16, 2023; however, pursuant to the terms of the stock option grant, the options may only be exercised within one year of Mr. Cipkowski’s death, or through October 31, 2014.

(7)           On February 21, 2013, Ms. Waterhouse was issued a stock option grant to purchase 25,000 shares of common stock at an exercise price of $0.26. The grant vested 100% on the one-year anniversary of the date of the grant, or February 21, 2014.

(8)           On June 25, 2013, Ms. Waterhouse was issued a stock option grant to purchase 200,000 shares of our common stock at an exercise price of $0.14. The grant vests over 36 months as follows: 66,000 common shares on June 25, 2014, 66,000 common shares on June 25, 2015 and 68,000 common shares on June 20, 2016.

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Compensation of Directors

Narrative to Director Compensation Table

Directors who are not employees (“Non-Employee Directors”) of the Company receive a fee of $2,500 per meeting for attending meetings of the Board of Directors in person and are reimbursed for out-of-pocket expenses incurred in attending such meetings. Four (4) regular in-person meetings of the Board of Directors were held during the year ended December 31, 2013.

The Non-Employee Directors agreed, and the Board of Directors therefore resolved, to waive all fees related to the attendance of committee meetings of the Board of Directors and telephonic board meetings of the Board of Directors in the year ended December 31, 2013; however, Non-Employee Directors are reimbursed for any out-of-pocket expenses they may incur in attending telephonic meetings of the Board of Directors or meetings of the committees of the Board of Directors.

In addition, Non-Employee Directors agreed, and the Board of Directors therefore resolved, to reduce the Board Meeting attendance fee for the September 2013 meeting by 50%, and furthermore, Non-Employee Directors agreed, and the Board of Directors therefore resolved, to defer 50% of the payment for the Board Meeting attendance fee for the December 2013 meeting.

No member of the Board of Directors has a compensation arrangement that differs from those of other members of the Board of Directors.

DIRECTOR COMPENSATION(1)
Name	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)	All Other Compensation ($)		Total ($)
Edmund M. Jaskiewicz, Chairman of the Board	$5,000	(3)	$0	$2,340	(4)	$7,340	(5)
Richard P. Koskey, Director	$8,750	(6)	$0	$0		$8,750
Carl A. Florio, Director	$8,750	(6)	$0	$0		$8,750
Jean Neff, Director	$5,000	(7)	$0	$0		$5,000

(1)         There were no Stock Awards, Non-Equity Incentive Plan Compensation, or Non-Qualified Deferred Compensation Earnings issued or earned by members of the Board of Directors in the year ended December 31, 2013. These columns have been omitted.

(2)         This figure does not include any reimbursed out-of-pocket expenses related to a Director’s attendance at a meeting of the Board of Directors or committee of the Board of Directors.

(3)         Fees paid in the amount of $5,000 for attendance of two regularly scheduled in-person Board of Directors’ meetings (one of which was the September 2013 meeting), and telephonic attendance of one regularly scheduled meeting of the Board of Directors. Mr. Jaskiewicz also attended one (1) special meeting of the Board of Directors telephonically and one (1) special telephonic meeting for which he did not receive compensation.

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(4)         Although no amounts were paid to Mr. Jaskiewicz in the year ended December 31, 2013 for reimbursed expenses or for services as patent and trademark counsel to the Company, there were amounts billed by Mr. Jaskiewicz for the year ended December 31, 2013. Specifically, Mr. Jaskiewicz billed the Company for $2,340 in reimbursable expenses related to Board meeting attendance.

(5)         At December 31, 2013, there were invoices totaling $32,326 payable to Mr. Jaskiewicz and $124,000 in subordinated debt. Under the Subordination Agreement with Imperium, the Jaskiewicz debt is not payable, is junior in right to the Imperium Line of Credit and no payment may be accepted or retained by Mr. Jaskiewicz unless and until the Company has paid and satisfied in full any obligations to Imperium. Further, the Jaskiewicz debt was assigned and transferred to Imperium as collateral for the Imperium Line of Credit.

(6)         Includes fees actually paid in the amount of $7,500 for attendance of four regularly scheduled, in-person meetings of the Board of Directors (one of which was the September 2013 meeting) and deferred compensation of $1,250 related to attendance of the December 2013 Board meeting. Mr. Koskey and Mr. Florio also attended two (2) special meetings of the Board of Directors for which they did not receive compensation.

(7)         Includes fees paid for attendance of two regularly scheduled, in-person meetings of the Board of Directors. Ms. Neff also attended two (2) special meetings of the Board of Directors telephonically, for which she did not receive compensation.

Prior to his death, Mr. Cipkowski did not receive any compensation for his services as a member of the Board of Directors, or his attendance at meetings of the Board of Directors during the year ended December 31, 2013.

Information Related to Non-Employee Director Stock Options Outstanding as of December 31, 2013

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
	10,000	0	$1.74	01/28/14
	141,500	0	$1.08	6/30/14
Edmund M. Jaskiewicz	50,000	0	$0.20	07/01/19
	50,000	0	$0.07	07/01/20
	50,000	0	$0.13	07/01/21
	99,000	51,000	$0.18	04/20/22
Richard P. Koskey	54,000	0	$1.09	06/15/14
	29,000	0	$0.86	07/07/15
Carl A. Florio	20,830	0	$1.06	07/29/14
	29,000	0	$0.86	07/07/15
Jean Neff	0	0	NA	NA

1)	Includes options exercisable within 60 days of April 3, 2014.

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Corporate Governance

Director Independence

Our common stock is quoted on the OTCQB marketplace. OTCQB is the venture stage marketplace for companies that are current in their reporting with the SEC. OTC Markets Group does not have requirements related to director independence; therefore, the Company uses the NASDAQ’s listing standards and SEC rules and regulations to determine the independence of our directors. For a director to be independent under NASDAQ listing standards, the director must be a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NASDAQ’s listing standards, a “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home. The following persons cannot be considered independent:

·            a director who is, or at any time during the past three (3) years was, employed by the Company; or

·            a director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three (3) years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation.

In addition to the requirements stated above, audit committee members are also subject to additional, more stringent independence requirements under NASDAQ listing standards and SEC rules, which disqualify:

·            a director who is a Family Member of an individual who is, or at any time during the past three (3) years was, employed by the Company as an executive officer;

·            a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

·            a director of the Company who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

·            a director who is, or has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Further, in addition to the independence requirements discussed above, independent audit committee members may not, other than in their capacity as a member of the audit committee, the board of directors or any other board committee:

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·            accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the company other than for services as a board member; or

·            be an affiliated person of the company.

The Board of Directors has determined that Richard P. Koskey, Carl A. Florio and Jean Neff, a majority of the Board of Directors, are independent directors under NASDAQ’s listing standards.

In accordance with NASDAQ’s listing standards, independent directors meet in executive session when required in conjunction with regularly scheduled meetings of the Board of Directors, outside of the presence of non-independent directors.

Board meetings and committees; annual meeting attendance

The Board of Directors oversees our business and monitors the performance of our management. The Board of Directors does not involve itself in the day-to-day operations of the Company. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are currently held on a quarterly basis. Special meetings may be held from time to time to consider matters for which approval of the Board of Directors is desirable or is required by law. Our directors also discuss business and other matters with our key executives and our principal external advisors (legal counsel, independent auditors, and other consultants) when necessary.

The Board of Directors held four (4) regular meetings and two (2) special meetings during the year ended December 31, 2013. Each director attended at least 75% of the meetings of the Board of Directors, with the exception of Ms. Neff, who attended 66% of the meetings of the Board of Directors in the year ended December 31, 2013.

Directors are expected to prepare themselves for and attend all meetings of the Board of Directors, Annual Meetings of Shareholders and the meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. All members of our Board of Directors attended our Annual Meeting of Shareholders held in June 2013.

Nominating Committee

The Nominating Committee currently consists of three (3) members, all of whom the Board has determined are independent as defined by NASDAQ listing requirements and SEC rules and regulations. During the year ended December 31, 2013, the Nominating Committee consisted of directors Carl A. Florio, Richard P. Koskey and Jean Neff. Mr. Florio serves as the Chairman of this Committee.

The Nominating Committee is governed by a charter it has adopted. A copy of the Nominating Committee charter can be found on the Company’s website at www.abmc.com, under the section title “Corporate” and the subsection titled “Governance”. A copy can also be obtained free of charge by sending a written request to American Bio Medica Corporation, Attn: Corporate Secretary, 122 Smith Road, Kinderhook, New York 12106. There have been no material changes to the Nominating Committee Charter since it was last filed as an exhibit to the Company’s Proxy Statement filed on May 12, 2004.

The purpose of the Nominating Committee is to review, and make recommendations related to, qualified candidates for election to the Board of Directors. In carrying out these functions, the Nominating Committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board of Directors at that point in time. Each candidate should be prepared to participate fully in activities of the Board of Directors, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating Committee’s judgment, interfere with or limit such candidate’s ability to do so.

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Additionally, in determining whether to recommend a director for re-election, the Nominating Committee considers the director’s record of attendance at Board of Directors and Committee meetings and participation in and contributions to the activities of the Board of Directors. The Nominating Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board of Directors. The Nominating Committee does, however, believe it appropriate for at least one (1) member of the Board to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards, even though such criteria may not be required by OTC Markets Group.

The Nominating Committee’s methods for identifying candidates for election to the Board of Directors (other than those proposed by the Company’s shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including: members of the Board of Directors, the Company’s executives, individuals personally known to the members of the Board of Directors and other research. The Nominating Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.

The Nominating Committee will consider nominees recommended by its shareholders. Shareholders may submit nominations to the Nominating Committee in care of the Corporate Secretary, American Bio Medica Corporation, 122 Smith Road, Kinderhook, New York 12106. To be timely for consideration at our next Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s nomination notice at the Company’s principal executive offices, at the address set forth above, no later than December 26, 2014. The Nominating Committee will consider all candidates identified through the processes described above, whether identified by the committee or by a shareholder, and will evaluate each of them on the same basis. There have not been any material changes to the procedures by which shareholders may recommend nominees to the Company’s Board of Directors since its last disclosure related to this issue.

The Nominating Committee met one time during the year ended December 31, 2013 and the slate of Directors was determined upon the recommendation of the Board’s non-management directors (other than the non-management directors that are nominees standing for re-election) and the Chief Executive Officer. Two of the three members of the Nominating Committee attended this meeting (Jean Neff was unable to attend the meeting).

Audit Committee

OTC Markets Group does not have requirements related to audit committee composition or audit committee charters. However, as of the date of this prospectus, the Company’s Audit Committee is comprised of three members, all of whom the Board has determined are independent directors, (as independence is defined in NASDAQ Rule 5605(a)(2) of the NASDAQ listing standards, as applicable). During the year ended December 31, 2013, the Audit Committee consisted of directors Richard P. Koskey, Carl A. Florio and Jean Neff. Mr. Koskey continues to serve as the Chairman of this Committee.

The Board of Directors has adopted an Audit Committee charter. A copy of the Audit Committee Charter can be found on the Company’s website at www.abmc.com, under the section title “Corporate” and the subsection titled “Governance”. A copy can also be obtained free of charge by sending a written request to American Bio Medica Corporation, Attn: Corporate Secretary, 122 Smith Road, Kinderhook, New York 12106. There have been no material changes to the Audit Committee Charter since it was last filed as an exhibit to the Company’s Proxy Statement filed on May 12, 2004.

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This Committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company’s independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. The Audit Committee formally met five (5) times and informally met several times in the year ended December 31, 2013. The Audit Committee charter requires four (4) Audit Committee meetings per year. In the year ended December 31, 2013, Mr. Koskey and Mr. Florio attended 100% of the formal meetings and Jean Neff attended 50% of the formal meetings.

Audit Committee Financial Expert

At least one member of the Audit Committee must be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The individual must have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues comparable to those issues raised by the company’s financial statements, an understanding of internal control over financial reporting, and an understanding of audit committee functions. Such attributes would be acquired through education and experience as a principal accounting or financial officer, controller, public accountant or auditor or experience actively supervising such positions, or experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing, or evaluation of financial statements. The Board has determined that independent board members Messrs. Koskey and Florio both meet these requirements.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles upon completion of their audit.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accountants the Company’s audited financial statements for the year ended December 31, 2013 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accountant the independent registered public accountant’s independence.

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Based on reviews and discussions with the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with and provides its views and directions to, management and the independent public accountants on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

The Audit Committee

Richard P. Koskey, Chairman

Carl A. Florio

Jean Neff

Audit Fees

The aggregate fees billed by Liggett, Vogt & Webb P.A. (LVW) to the company for the year ended December 31, 2013 for the audit of financial statements and review of interim financial information included in the company’s Form 10-Q’s, or for services that were normally provided by LVW in connection with statutory or regulatory filings or engagements was $45,000.

The aggregate fees billed by LVW to the company for the year ended December 31, 2012 for the audit of financial statements and review of interim financial information included in the company’s Form 10-Q’s, or for services that were normally provided by LVW in connection with statutory or regulatory filings or engagements was $4,500.

The aggregate fees billed by Sherb & Co. Inc., the company’s former independent registered public accountant to the company for the year ended December 31, 2012 for the audit of financial statements or services that were normally provided by Sherb in connection with statutory or regulatory filings or engagements were $48,000.

Audit Related Fees

There were no audit related fees billed by LVW to the company in the years ended December 31, 2013 or December 31, 2012.

There were no audit related fees billed by Sherb to the company in the year ended December 31, 2012.

Tax Fees

There were no aggregate fees billed by LVW to the company for the years ended December 31, 2013 or December 31, 2012 for professional services related to tax compliance, tax advice, and tax planning.

The aggregate fees billed by Sherb to the company for the year ended December 31, 2012 for professional services related to tax compliance, tax advice and tax planning were $5,000.

All Other Fees

There were no other fees billed by LVW to the company for the years ended December 31, 2013 or December 31, 2012.

There were no other fees billed by Sherb to the company for the year ended December 31, 2012.

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There were no other fees billed by LVW or Sherb for services rendered to the company other than the services described herein and the Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our public accountants.

Pursuant to SEC Rule 210.2-01I(7)(i), the company’s Audit Committee approved the engagement of LVW prior to LVW rendering audit or non-audit services. 100% of the services performed by LVW were also approved. The company’s Audit Committee also approved the prior engagement of Sherb prior to Sherb rendering audit or non-audit services. 100% of the services performed by Sherb were also so approved.

Compensation and Option Committees

The Compensation Committee makes recommendations to the Board of Directors relating to salaries, bonuses and other compensation and benefits of executive officers, and reviews and advises management regarding benefits and other terms and conditions of compensation of management. The Company’s Option Committee is a sub-committee of the Compensation Committee and administers the Company's stock option plans. The Compensation Committee does not have a charter. The Compensation and Option Committees met formally one (1) time, and several times informally throughout the year ended December 31, 2013.All members attended the formal meeting.

During the year ended December 31, 2013, the Compensation and Option Committees were comprised of Board members Jean Neff, Richard P. Koskey and Carl A. Florio, all of whom the Board has determined are independent, as defined by NASDAQ listing standards and SEC rules and regulations. Ms. Neff serves as the Chair of this Committee.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, the Compensation Committee was comprised of Jean Neff, Richard P. Koskey and Carl A. Florio. None of these individuals served as an officer or employee of the Company or had any relationship requiring disclosure by the Company. None of these individuals are a former officer of the Company.

Compensation Committee Report

The compensation of the Company’s executive officers, including the chief executive officer, is recommended for determination to the Board of Directors by the Compensation Committee. In addition to recommending executives’ salaries and bonus arrangements, the Compensation Committee recommends policies and guidelines for the determination of other benefits by the Board of Directors.

General. Compensation of the Company’s executive officers is intended to attract, retain and reward persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executive officers that appropriately rewards the individual executive officer’s contribution to corporate performance. Compensation is determined primarily by reference to compensation packages for similarly situated executive officers of companies of similar size or in comparable lines of business with which the Company expects to compete for executive officer talent and with reference to the revenues, gross profits and other financial criteria of the Company. In establishing base salaries, the Committee also assesses subjective qualitative factors to discern a particular executive officer’s relative value to the corporate enterprise. The Compensation Committee utilizes subjective criteria for evaluation of individual performance and relies substantially on the executive officers in doing so. The Committee focuses on two primary components of the Company’s executive officer compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and bonus program based upon profitability of the Company.

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Cash Compensation. Executive officers’ base salaries are determined primarily by reference to compensation packages for similarly situated executive officers of companies of similar size or in comparable lines of business with which the Company expects to compete for executive officer talent and with reference to the revenues, gross profits and other financial criteria of the Company. In accordance with these criteria, the salary of both the former and interim Chief Executive Officer/Chief Financial Officers were established in their employment agreements. The employment agreement of the interim Chief Executive Officer/Chief Financial Officer was filed an exhibit to the Current Report on Form 8-K filed with the SEC on November 11, 2013. The employment agreement of the former Chief Executive Officer/Chief Financial Officer was filed as an exhibit to the Company’s Form 10-QSB filed with the SEC on August 13, 2007 and the subsequent amendment to his employment agreement was filed as an exhibit to the Company’s Form 10-Q filed with the SEC on November 13, 2009.

Bonus Programs. The Company does not currently have any bonus programs in place. In the past, the Company has implemented bonus programs in which executive officers, senior management and certain mid-level managers were eligible to participate. There have not been bonuses paid to anyone in the Company under any bonus plans, including the named executive officers, since the year ended December 31, 2003. The Company continues to evaluate additional bonus programs to compensate its executive officers, senior management and mid-level managers. Any future bonus programs are expected to be based upon the Company’s sales and profitability and/or the market value of the Company’s securities. The Company may also adopt other ad hoc bonus programs as appropriate to provide incentives for particular officers or management employees to meet specific goals.

Stock Options. In the past, the Company has utilized stock options as a form of long-term incentive compensation. Beginning in the year ended December 31, 2005, the Company changed its policies related to grants of stock options and in the future does not plan to widely issue stock options to its employees, officers or directors, but will reserve the issuance of stock options for special circumstances.

In reviewing and approving the Chief Executive Officer’s compensation for the year ended December 31, 2013, the Board did not retain a compensation consultant. The Board of Directors considered the same criteria detailed above with respect to executive officers in general and determined Ms. Waterhouse’s compensation.

The Compensation Committee

Jean Neff, Chair

Richard P. Koskey

Carl A. Florio

Shareholder Communications

Shareholders may communicate with members of the Company’s Board of Directors and its committees by writing to American Bio Medica Corporation, 122 Smith Road, Kinderhook, New York 12106, Attn: Corporate Secretary. The Corporate Secretary will disseminate the communications to the appropriate individual(s).

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals; Melissa A. Waterhouse serves as our interim Chief Executive Officer, and Edmund Jaskiewicz serves as our President and Chairman of the Board. The Board of Directors believes this structure is appropriate for the Company because it provides the Board of Directors with capable leadership and allows the Chief Executive Officer to focus on the day-to-day business of running the Company while the Chairman leads the Board of Directors. While the Board of Directors does not have an independent lead director, the independent directors meet in executive sessions in connection with regular meetings of the Board of Directors.

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Role in Risk Oversight

The role of our Board of Directors in our Company’s risk oversight process includes receiving regular reports from management on areas of material risk to our Company, including operational, financial, legal and regulatory, and strategic risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the member of management responsible for the function from which the risk arises so that it can understand and assess the Company’s ongoing risk identification, risk management and risk mitigation strategies. When a committee receives a report regarding a previously unidentified risk, the chairman of the relevant committee reports on the discussion to the full Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role and consult with management about implementation of appropriate risk management and mitigation measures. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from the Company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 3, 2014, there were 23,168,155 outstanding shares of common stock, the only outstanding shares of the Company. The following table sets forth, as of April 3, 2014, the beneficial ownership of the Company's common shares by (i) each director, (ii) each nominee for director, (iii) each of the Named Executive Officers, (iv) all directors and executive officers of the Company as a group, and (v) each shareholder, known to management of the Company, to beneficially own more than five percent of the outstanding shares.

The number and percentage of shares beneficially owned is determined under the rules of the U.S. Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 3, 2014 through the exercise of any stock option, exchange of exchangeable shares or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Unless otherwise noted, the address of each person is c/o American Bio Medica Corporation, 122 Smith Road, Kinderhook, New York 12106.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership *		Percent of Class
Common	Estate of Stan Cipkowski	3,081,500	(1)	12.45%
Common	Edmund M. Jaskiewicz	2,317,155	(2)	9.83%
Common	Richard P. Koskey	103,000	(3)	**
Common	Melissa A. Waterhouse	92,500	(4)	**
Common	Carl A. Florio	61,830	(5)	**
Common	Jean Neff	0		0%
Common	Directors and Executive Officers as a group (5 persons)	5,655,985	(6)	22.28%
Common	MP Biomedicals LLC	4,265,873	(7)	18.41%

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*          Unless otherwise noted, the number of shares noted for each individual is based upon information obtained from their Section 16(a) or Rule 13(d) filings with the SEC.

**       Less than one percent of outstanding shares.

(1)	Includes 1,588,500 common shares subject to stock options exercisable within 60 days of April 3, 2014.
(2)	Includes 400,500 common shares subject to stock options exercisable within 60 days of April 3, 2014.
(3)	Includes 83,000 common shares subject to stock options exercisable within 60 days of April 3, 2014.
(4)	Includes 92,500 common shares subject to stock options exercisable within 60 days of April 3, 2014.
(5)	Includes 49,830 common shares subject to stock options exercisable within 60 days of April 3, 2014.
(6)	Includes an aggregate of 2,214,330 common shares subject to stock options exercisable within 60 days of April 3, 2014.

(7)	Information based on the last Section 16(a) filing made by MP Biomedicals LLC on March 14, 2013. The address for MP Biomedical LLC is 3 Hutton Centre Drive, Suite 100, Santa Ana, California 92707.

Transactions with Related Persons

Edmund M. Jaskiewicz

During the years ended December 31, 2013 and December 31, 2012 and December 31, 2011, the Company paid an aggregate of $5,000 and $10,000, respectively, to Mr. Jaskiewicz in consideration of his services as patent and trademark counsel to the Company, services as a member of our Board of Directors, and for reimbursement of expenses related to his services. At December 31, 2013, there were invoices totaling $32,000 payable to Mr. Jaskiewicz.

As a condition to the Rosenthal Line of Credit closing, in June 2009, Mr. Jaskiewicz was required to execute a Subordination Agreement related to $124,000 owed to Mr. Jaskiewicz by the Company (“Jaskiewicz Debt”). Under the Subordination Agreement, the Jaskiewicz Debt was not payable, was junior in right to the Rosenthal Line of Credit and no payment could be accepted or retained by Jaskiewicz unless and until the Company had paid and satisfied in full any obligations to Rosenthal. Furthermore, the Jaskiewicz Debt was assigned and transferred to Rosenthal as collateral for the Rosenthal Line of Credit.

As compensation for his execution of the Subordination Agreement for the Rosenthal Line of Credit, on July 1, 2009, July 1, 2010 and July 1, 2011, Mr. Jaskiewicz was awarded an option grant representing 50,000 common shares each year for a total of 150,000 common shares of the Company under the Company’s 2001 Plan, at an exercise price of $0.20, $0.07 and $0.13 per share, respectively. The exercise price represented the closing price of the Company’s common shares on the date of the grant. All option grants were 100% exercisable on the date of the grant.

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The Rosenthal Line of Credit was refinanced in April 2012 with Medallion. As a condition to the Medallion Line of Credit, Mr. Jaskiewicz was required to execute another Subordination Agreement related to the Jaskiewicz Debt. Under the Subordination Agreement for the Medallion Line of Credit, the Jaskiewicz Debt was not payable, was junior in right to the Medallion Line of Credit and no payment could be accepted or retained by Mr. Jaskiewicz for the Jaskiewicz Debt unless and until we have paid and satisfied in full any obligations due under the Medallion Line of Credit. As compensation for his execution of the Subordination Agreement, on April 20, 2012, Mr. Jaskiewicz was awarded an option grant representing 150,000 common shares of the Company under the Company’s Fiscal 2001 Stock Option Plan, at an exercise price of $0.18, the closing price of the Company’s common shares on April 20, 2012. The option grant vests over three (3) years in installments as follows: 33% (49,500 common shares) on April 20, 2013, 33% (49,500 common shares) on April 20, 2014 and 34% (51,000 common shares) on April 20, 2015.

Stan Cipkowski

As a closing condition to the Rosenthal Line of Credit, in July 2009, Mr. Cipkowski was required to execute a Validity Guarantee (as previously disclosed earlier in this document). As compensation for his execution of the Validity Guarantee, on July 1, 2009, Mr. Cipkowski was awarded an option grant representing 500,000 common shares of the Company under the Company’s Fiscal 2001 Stock Option Plan, at an exercise price of $0.20, the closing price of the Company’s common shares on the date of the grant. The option grant vested over three years in equal installments.

The Rosenthal Line of Credit was refinanced in April 2012 with Medallion. As a condition to the Medallion Line of Credit, Mr. Cipkowski was required to execute another Validity Guarantee. As compensation for this execution, on April 20, 2012, Mr. Cipkowski was issued a stock option grant representing 250,000 common shares of the Company under the Company’s Fiscal 2001 Stock Option Plan, at an exercise price of $0.18, the closing price of the Company’s common shares on the date of the grant. The option grant vested over three years in equal installments.

The Medallion Line of Credit was refinanced in January 2013 with Imperium. As a condition to the Imperium Line of Credit, Mr. Cipkowski was required to execute a personal guarantee. As compensation for his execution of the Guarantee, on January 16, 2013, Mr. Cipkowski was awarded an option grant representing 500,000 common shares of the Company under the Company’s Fiscal 2001 Stock Option Plan, at an exercise price of $0.15. The option grant was to vest over three years in equal installments.

Upon Mr. Cipkowski’s death on October 31, 2013, all unvested options became immediately exercisable.

Alec Cipkowski

During the year ended December 31, 2013, the Company paid an aggregate of $52,000, and in the year ended December 31, 2012, the Company paid an aggregate of $60,000 to Alec Cipkowski. In August 2013, the Company reduced his compensation by 20%, or to $48,000 on an annualized basis. Alec Cipkowski is the son of the Company’s former Chief Executive Officer, Stan Cipkowski. Alec Cipkowski performs information technology services for the Company updating and maintaining the Company website as well as supporting the Rapid Reader products that are currently being used by customers. He receives normal employee benefits in accordance with the Company’s standard policies.

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General

The Company, through its Board of Directors, attempts to review all related party transactions to ensure fairness to the Company and proper disclosure under SEC rules. Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest. Furthermore, our Code of Ethics contains provisions related to actual or apparent conflicts of interest between personal and professional relationships. A copy of the Company’s Code of Ethics can be found on its website located at www.abmc.com as noted under “Code of Ethics”.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Olshan Frome Wolosky LLP, New York, New York, as our counsel.

EXPERTS

The financial statements and balance sheets of American Bio Medica Corporation as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ and cash flows for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Liggett, Vogt & Webb, P.A., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement with the SEC under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

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•	our Annual Report on Form 10-K for year ended December 31, 2013 (as filed with the SEC on March 31, 2014);

•	our Annual Proxy Statement (Schedule 14(a)) for our Annual Shareholders Meeting (as filed with the SEC on April 26, 2013); and

•	The description of our common stock in our prospectus included in our registration statement filed with the SEC on November 21, 1996, on Form 10-SB under the caption “Description of Securities” on page 18 of the prospectus and incorporated by reference into any reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference) by writing or calling us at the following address and telephone number:

American Bio Medica Corporation

122 Smith Road

Kinderhook, NY 12106

Attention: Ms. Melissa A. Waterhouse, Interim Chief Executive Officer

(518) 758-8158

These documents may also be accessed electronically by visiting the Investor Relations section of our website at www.abmc.com.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.         Other Expenses Of Issuance And Distribution

The expenses payable by us in connection with the issuance and distribution of the Securities are estimated as follows:

AMOUNT

SEC Registration Fee	$35.00
Placement Agent Fees	$130,000
Legal Fees and Accounting	$72,000
Miscellaneous Expenses	$10,000

Total:	$212,035

Item 14.         Indemnification of Directors and Officers

Under the New York Business Corporation Law (“NYBCL”), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

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Item 15.         Recent Sales of Unregistered Securities

On August 1, 2012, we entered into a Consulting Agreement (“Consulting Agreement”) with Cantone Asset Management, LLC (“CAM”). The Consulting Agreement commenced August 1, 2012 and ends on August 1, 2013. Under the terms of the Consulting Agreement, CAM will provide the Company with financial advisory services and advice related to debt refinancing. On August 1, 2012, the Company issued CAM warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $0.16 per share (the closing price of the Company’s common shares on August 1, 2012) (the “CAM Warrant”). The CAM Warrant is exercisable through July 31, 2015 and has piggyback registration rights. (see Part I, Item 1A, Risk Factor titled, “Potential issuance and exercise…”).

On January 16, 2013, in connection with the Imperium Line of Credit, we granted Imperium a 7-year warrant to purchase 2,000,000 common shares of the Company at an exercise price of $0.18, the closing price of our common shares on January 16, 2013 (the “Imperium Warrant”). The Imperium Warrant was 100% (or 2,000,000 common shares) exercisable on January 16, 2013.

On January 16, 2013, as part of their finder’s fee compensation, we issued Monarch Capital Group, LLC (“Monarch”) a 5-year warrant representing 3% of the Imperium Warrant, or a 5-year warrant to purchase 60,000 common shares of the Company, also at a strike price of $0.18, the closing price of our common shares on January 16, 2013 (the “Monarch Warrant”). The Monarch Warrant was 100% (or 60,000 common shares) exercisable on January 16, 2013.

On February 4, 2013, we entered into a Financial Advisory Agreement (the “Agreement”) with Monarch. Under the Agreement, Monarch will provide certain financial advisory services for a period of 6 months, and as consideration for these services, we issued 333,333 restricted shares of common stock to Monarch on February 15, 2013. The closing price of our common shares on February 4, 2013 was $0.26 per share and the closing price of our common shares on February 15, 2013 was $0.22 per share.

On October 7, 2013, as part of their compensation as the placement agent in connection with the further extension of our Series A Debentures, Cantone was granted a 3-year warrant to purchase 75,000 common shares at an exercise price of $0.14 (the average closing sale price of our common shares for the 5 days business days ending October 7, 2013), and a non-accountable expense allowance paid with 115,000 restricted shares of ABMC common stock (in lieu of cash).

On October 7, 2013, we entered into a new Bridge Loan with CAM (the “2013 Bridge Loan”) to pay off the existing Bridge Loan with CAM and to pay placement agent fees and expenses in connection with the further extension of the Series A Debentures. We issued 153,486 restricted shares of ABMC common stock to CAM (as an inducement to enter into the 2013 Bridge Loan), and we issued CAM a 3-year warrant to purchase 250,000 common shares at an exercise price of $0.14 (the average closing sale price of our common shares for the 5 days business days ending October 7, 2013). The warrants are 100% exercisable on the date of the grant. The 15% interest on the existing Bridge Loan of $150,000 was paid with 225,000 restricted shares of ABMC common stock. The maturity date of the 2013 Bridge Loan is August 1, 2014 and it bears simple interest in advance of 15% that was paid in the form of 300,000 shares of restricted shares of ABMC common stock.

On October 7, 2013, we entered into an Agreement to the Series A Debenture (the “2013 Series A Debenture Amendment”) with 30 of the 32 holders of Series A Debentures (the “Debenture Holders”) (representing $634,500 of Series A Debentures). One of the Debenture Holders (representing $10,500 in Series A Debentures) did not wish to extend and we will use the net proceeds and cash on hand to pay the principal amount due to this Holder. One of the Debenture Holders transferred their investment to another existing Debenture Holder. As previously indicated, the extension period of either 6 or 12 months was at the election of the Debenture Holder. 27 of the 30 Debenture Holders (representing $543,500 of Series A Debentures) elected to extend for a period of 12 months. The other 3 (representing $91,000 in Series A Debentures) elected to extend for a period of 6 months. The 27 holders that elected to extend for a 12-month period were each issued a warrant to purchase 1 shares of common stock for each $1.00 that was extended. We issued 2-year warrants to purchase 543,500 shares of ABMC common stock at an exercise price of $0.14 (the average closing sale price of our common shares for the 5 days business days ending October 7, 2013).

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Item 16.         Exhibit and Financial Statement Schedules

See Exhibit List on page E-1.

Item 17.         Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Kinderhook and State of New York on April 7, 2014.

AMERICAN BIO MEDICA CORPORATION

(Registrant)

By:	/s/ Melissa A. Waterhouse
Interim Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of American Bio Medica Corporation whose signature appears below hereby appoints Melissa A. Waterhouse and Jean Neff as true and lawful attorneys-in-fact for the undersigned with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 7, 2014:

/s/ Melissa A. Waterhouse	Interim Chief Executive Officer and
Melissa A. Waterhouse	Interim Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)

/s/ Edmund Jaskiewicz	Chairman and President
Edmund Jaskiewicz

/s/Richard P. Koskey	Director
Richard P. Koskey

/s/ Carl A. Florio	Director
Carl A. Florio

/s/ Jean Neff	Director and Corporate Secretary
Jean Neff

S-1

American Bio Medica Corporation
Index to Exhibits

Number	Description of Exhibits

3.50	Amended & Restated Bylaws, filed as the exhibit number listed to the Company’s Form 10-KSB filed on April 15, 2002 and incorporated herein by reference
3.7	Sixth Amendment to the Certificate of Incorporation, filed as the exhibit number listed to the Company’s Form 10-KSB filed on April 15, 2002 and incorporated herein by reference
4.9(1)	Form of Debenture Placement Agreement
4.10(1)	Form of Private Placement Memorandum
4.11(1)	Form of Security Purchase Agreement
4.12(1)	Form of Series A Debenture
4.13(1)	Form of Registration Rights Agreement
4.14(1)	Form of Placement Agent Warrant Agreement
4.19(2)	Placement Agent Agreement by and between the Company and Cantone Research, Inc.
4.20(2)	Bridge Loan Agreement by and between the Company and Cantone Asset Management, LLC
4.21(2)	Note (Bridge Loan) by and between the Company and Cantone Asset Management LLC
4.22(2)	Form of Debenture Amendment between the Company and Debenture Holders
4.23(2)	Consulting Agreement between the Company and Cantone Asset Management LLC
4.26*	Placement Agent Agreement by and between the Company and Cantone Research, Inc. (including Term Sheet)
4.27*	Form of Agreement to Amend and Extend 15% Convertible Debenture due August 1, 2013
4.28*	Bridge Loan by and between the Company and Cantone Asset Management LLC
4.29*	Form of Debenture Holder Warrant
4.30*	Warrant Issued to Cantone Research, Inc. as Placement Agent
4.31*	Warrant issued to Cantone Asset Management LLC
4.32*	Offering Memo
5.1	Opinion of Olshan Frome Wolosky LLP as to the validity of the common stock
23.1*	Consent of Liggett, Vogt & Webb, P.A.
23.2*	Consent of Olshan Frome Wolosky LLP (contained in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on page S-1)

(1)	Filed as the exhibit number referenced to the Company’s Registration Statement on Form S-3 filed on April 15, 2009 and amended on May 5, 2009 and incorporated herein by reference.
(2)	Filed as the exhibit number referenced to the Company’s Current Report on Form 8-K filed on July 31, 2012.
*	Filed with this Registration Statement as the exhibit number referenced